CELANESE CORPORATION
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CELANESE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CELANESE CORPORATION
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

March 10, 2011

Dear Fellow Stockholders:

On behalf of your board of directors, I am pleased to invite you to attend the 2011 Annual Meeting of Stockholders of Celanese Corporation. The meeting will be held at 7:30 a.m. (Dallas time) on Thursday, April 21, 2011, at The Crescent Club, 200 Crescent Court — 17th Floor, Dallas, Texas 75201.

The accompanying Proxy Statement describes the items to be considered and acted upon by the stockholders at the Annual Meeting.

To ensure that your shares are represented at the meeting, we urge you to cast your vote as promptly as possible. You may vote by proxy via the Internet or telephone, or, if you received paper copies of the proxy materials by mail, you can also vote via mail by following the instructions on the proxy card or voting instruction card. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs.

Sincerely,

David N. Weidman
Chairman and
Chief Executive Officer

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2011

Celanese Corporation’s Notice of Annual Meeting and Proxy Statement, 2010 Annual Report to
Stockholders and other proxy materials are available at www.proxyvote.com.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 21, 2011

Time:	7:30 a.m., Central Daylight Time

Place:	The Crescent Club, 200 Crescent Court — 17th Floor, Dallas, Texas 75201

Items of Business:	(1) To elect Martin G. McGuinn, Daniel S. Sanders and John K. Wulff to serve on our board of directors until the 2014 Annual Meeting of Stockholders or until their successors are elected and qualified;

(2) To approve an advisory vote on executive compensation;

(3) To designate the frequency of periodic advisory votes on executive compensation;

(4) To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(5) To transact such other business as may properly be brought before the meeting in accordance with the provisions of the Company’s Third Amended and Restated By-laws (the “By-laws”).

Record Date:	You are entitled to attend the Annual Meeting and can vote if you were a stockholder of record as of the close of business on February 23, 2011.

Our Proxy Statement follows. Financial and other information about Celanese Corporation is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2010 (the “2010 Annual Report to Stockholders”).

To ensure that your shares are represented at the meeting, we urge you to cast your vote as promptly as possible. You may vote by proxy via the Internet or telephone, or, if you received paper copies of the proxy materials by mail, you can also vote via mail by following the instructions on the proxy card or voting instruction card. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs.

By Order of the Board of Directors of
Celanese Corporation

Gjon N. Nivica, Jr.
Senior Vice President, General Counsel
and Corporate Secretary

Dallas, Texas
March 10, 2011

PROXY STATEMENT

For the Annual Meeting of Stockholders To Be Held on
April 21, 2011

The board of directors (the “board of directors” or the “board”) of Celanese Corporation, a Delaware corporation (“Celanese,” “us,” “Company,” “we” or “our”), solicits the enclosed proxy for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 7:30 a.m. (Central Daylight Time) on Thursday, April 21, 2011, at The Crescent Club, 200 Crescent Court — 17th Floor, Dallas, Texas 75201. This Proxy Statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors (each, a “director” or collectively, the “directors”) and executive officers. We will bear the expense of soliciting the proxies for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2011

Celanese Corporation’s Notice of Annual Meeting and Proxy Statement, 2010 Annual Report to
Stockholders and other proxy materials are available at www.proxyvote.com.

INFORMATION CONCERNING SOLICITATION AND VOTING

Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we have elected to furnish proxy materials to our stockholders over the Internet instead of mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. Stockholders who requested paper copies of proxy materials or previously elected to receive proxy materials electronically did not receive the Notice of Internet Availability and will receive the proxy materials in the format requested. This Proxy Statement and our 2010 Annual Report to Stockholders also are available in the investor section of our website, www.celanese.com.

The Notice of Internet Availability and, for stockholders who previously requested electronic or paper delivery, the proxy materials are first being made available on or about March 10, 2011, to stockholders of record and beneficial owners who owned shares of the Company’s Series A Common Stock (the “Common Stock”) at the close of business on February 23, 2011.

Our principal executive offices are located at 1601 West Lyndon B. Johnson Freeway, Dallas, Texas 75234.

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will vote upon several important Company matters. In addition, our management will report on the Company’s performance over the last fiscal year and, following the meeting, respond to questions from stockholders.

What is included in the proxy materials?

The proxy materials include:

•	Our Proxy Statement for the 2011 Annual Meeting of Stockholders (this “Proxy Statement”); and

•	Our 2010 Annual Report to Stockholders.

If you requested a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the Annual Meeting.

What information is contained in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the Company’s board of directors and board committees, the compensation of the Company’s directors and certain executive officers for fiscal year 2010 and other required information.

How can I access the proxy materials over the Internet?

Your Notice of Internet Availability, proxy card or voting instruction card (as applicable) contains instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available in the investor section of our website at www.celanese.com or at www.proxyvote.com.

Your Notice of Internet Availability, proxy card or voting instruction card contains instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Who may attend the Annual Meeting?

The board of directors set February 23, 2011 as the record date for the Annual Meeting. All stockholders of record and beneficial owners of shares of Common Stock at the close of business on February 23, 2011, or their duly appointed proxies, may attend and vote at the Annual Meeting and any adjournments or postponements thereof. For verification of beneficial ownership at the Annual Meeting, you will need to bring personal identification and a copy of your brokerage statement reflecting your share ownership as of February 23, 2011 and check in at the registration desk.

Who may vote at the Annual Meeting?

Each stockholder who owned Common Stock at the close of business on February 23, 2011 is entitled to one vote for each share of Common Stock held on all matters to be voted on. At the close of business on the record date, there were 156,037,896 shares of our Common Stock outstanding.

What constitutes a quorum to conduct business at the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is the presence of, in person or represented by proxy, the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

How many votes are required to approve each item?

Election of Directors.  The Company’s By-laws prescribe the voting standard for the election of directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of directors to be elected. Under this standard, in order to be elected the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. In the event of a contested election of directors, where the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote. You may not cumulate your votes in the election of directors.

All Other Proposals.  The affirmative vote of a majority of the voting power of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for all proposals other than the election of directors. For the proposals that are advisory, such as the proposal regarding an advisory vote on executive compensation and the proposal regarding an advisory vote on the frequency of say-on-pay, please refer to the text of these proposals for more information on the advisory nature of these proposals.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes (defined below under the heading, “Will my shares be voted if I do not provide my proxy?”) will be counted toward calculating a quorum. Shares not present at the meeting will have no effect on the outcome of the voting on any matter because they are not considered to be present and are not a vote cast. Shares voting “ABSTAIN” and broker non-votes will have no effect on the outcome of the voting in the election of directors because they are not considered votes cast, but they each will have the same effect as a vote against the other proposals as to which the abstention is made or broker-non vote is subject because they each are considered to be present.

How does the Board recommend I vote on the proposals?

The board recommends votes:

•	FOR the election of each of the nominees for Class I director named in this Proxy Statement — Martin G. McGuinn, Daniel S. Sanders and John K. Wulff;

•	FOR the approval of an advisory vote on executive compensation;

•	FOR the approval of an annual advisory vote on say on pay; and

•	FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2011.

What does it mean to vote by proxy?

By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the Proxyholders (defined below) will vote your shares FOR the election of each of the board’s nominees for Class I director, FOR the approval of an advisory vote on executive compensation, FOR the approval of an annual advisory vote on say on pay, and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

What is the difference between holding and voting shares as a stockholder of record and as a beneficial owner?

Most Celanese stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to Steven M. Sterin, our Senior Vice President and Chief Financial Officer, and James R. Peacock III, our Vice President, Deputy General Counsel and Assistant Corporate Secretary (collectively, the “Proxyholders”) or to vote in person at the Annual Meeting.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee (the “Record Holder”), you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your Record Holder, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. HOWEVER, SINCE YOU ARE NOT THE STOCKHOLDER OF RECORD, YOU MAY NOT VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING UNLESS YOU OBTAIN A SIGNED LEGAL PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES. A beneficial owner can obtain a legal proxy by making a request to the broker, bank, or trustee that is the Record Holder. Under a legal proxy, the bank, broker, or trustee that is the Record Holder confers all of its rights as a record holder (which may in turn have been passed on to it by the ultimate record holder) to grant proxies or to vote at the meeting. Your Record Holder has provided you with instructions on how to vote your shares.

What should I do if I receive more than one notice or e-mail about the Internet availability of the proxy materials or more than one copy of the printed proxy materials?

You may receive more than one notice or more than one e-mail about the Internet availability of the proxy materials or more than one copy of the printed proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice, a separate e-mail or a separate mailing for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one notice, e-mail or mailing. Please vote all of your shares.

How do I cast my vote?

Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Celanese is offering the following methods of voting:

Voting In-Person.

Stockholders of Record.  Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring the Notice of Internet Availability and proof of personal identification.

Beneficial Owners.  Shares held in street name may be voted in person by you only if you obtain a legal proxy from the Record Holder giving you the right to vote the shares. You may request a legal proxy from your Record Holder by indicating on your voting instruction form that you plan to attend and vote your shares at the Annual Meeting, or at the internet voting site to which your voting materials direct you. Please allow sufficient time to receive a legal proxy through the mail after your Record Holder receives your request.

Voting via the Internet.

Shares may be voted via the Internet at www.proxyvote.com. Your voting instructions will be accepted up until 11:59 P.M. Eastern Time on April 20, 2011, the day before the Annual Meeting. Have your Notice of Internet Availability, proxy card or voting instruction card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Voting via Telephone.

Shares may be voted via any touch-tone telephone at 1-800-690-6903. Your voting instructions will be accepted up until 11:59 P.M. Eastern Time on April 20, 2011. Have your Notice of Internet Availability, proxy card or voting instruction card in hand when you call and then follow the instructions given.

Voting via Mail.

If you received a paper proxy card, your shares may be voted via mail by marking, signing and dating your proxy card and returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SUBMITTING YOUR PROXY VIA INTERNET, TELEPHONE OR MAIL DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

What happens if additional proposals are presented at the Annual Meeting?

Other than the election of directors, the advisory vote on executive compensation, the advisory vote on say on pay vote frequency and the ratification of the selection of KPMG LLP as the independent registered public accounting firm, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the Proxyholders. Under our By-laws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

Can I change my vote or revoke my proxy?

If your shares are held in street name through a broker, bank or other nominee, you should contact the holder of your shares regarding how to revoke your proxy.

If you are a stockholder of record, you may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	voting again by telephone or through the Internet prior to 11:59 P.M. Eastern Time, on April 20, 2011;

•	requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability;

•	giving written notice to the Corporate Secretary of the Company by April 20, 2011; or

•	voting again at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy. You may revoke your proxy at any time before the proxy has been voted at the Annual Meeting by taking one of the actions described above.

Who will count the votes?

Representatives of Carl Hagberg & Associates will count the votes and will serve as the independent inspector of the election.

What if I execute my proxy but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you execute a proxy but do not specify how your shares are to be voted, the Proxyholders will vote your shares in accordance with the recommendations of the board provided above.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to cast votes on certain “routine” matters if they do not receive instructions from their customers.

The ratification of the independent registered accounting firm is considered a routine matter for which brokerage firms may vote unvoted shares. The election of directors and the two advisory votes are not considered routine matters under current NYSE rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” It should be noted that NYSE rules previously considered the election of directors to be a “routine” matter for which brokerage firms could vote in the election of directors if the record holder had not received instructions on how to vote from the beneficial owner. Accordingly, given this recent change, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have engaged D.F. King & Co., Inc. to assist us with the solicitation of proxies and expect to pay D.F. King & Co. an estimated fee of $7,500 plus out of pocket expenses. In addition to solicitations by mail, D.F. King & Co. and our directors, officers and regular employees may solicit proxies by telephone, e-mail and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our Common Stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I request free copies of the proxy materials or additional information?

You may contact Broadridge:

•	By Internet at: www.proxyvote.com.

•	By calling Broadridge at: 1-800-579-1639.

•	By sending an e-mail to: sendmaterial@proxyvote.com.

What is “householding”?

We may send a single Notice of Internet Availability or set of proxy materials and other stockholder communications to any address shared by two or more stockholders. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs and conserves natural resources. We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability, 2010 Annual Report to Stockholders or this Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

To receive a separate copy or to stop receiving multiple copies sent to stockholders of record sharing an address:

•	Stockholder of Record. If you are a stockholder of record, please use the same contact information provided above under “How can I request free copies of the proxy materials or additional information?”

•	Beneficial Owner. If you are a beneficial owner, please submit your request to your stockbroker.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders, the Company’s Corporate Secretary must receive the written proposal at our principal executive offices no later than the close of business on November 12, 2011. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Celanese Corporation
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

For a stockholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the stockholder must provide the information required by the Company’s By-laws and give timely notice to the Company in accordance with the Company’s By-laws, which, in general, require that the notice be received by the Company’s Secretary:

•	Not earlier than the close of business on December 23, 2011; and

•	Not later than the close of business on January 22, 2012.

If the date of the stockholder meeting is moved more than 30 days before the anniversary of the Company’s Annual Meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

How may I recommend or nominate individuals to serve as directors?

You may recommend director candidates for consideration by the board’s nominating and corporate governance committee as described later in this Proxy Statement under “Corporate Governance — Candidates for the Board.” Generally, recommended candidates are considered at the first or second board meeting prior to the annual meeting.

In addition, the Company’s By-laws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver the information required by the Company’s By-laws. To nominate an individual for election at an annual stockholder meeting, the stockholder must give timely notice to the Company’s Corporate Secretary in accordance with the Company’s By-laws, which, in general, require that the notice be received by the Company’s Secretary between the close of business on December 23, 2011 and the close of business on January 22, 2012, unless the annual meeting is moved by more than 30 days before the anniversary of the prior year’s annual meeting, in which case the deadline will be as described in the question above.

How may I obtain a copy of the Company’s By-law provisions regarding stockholder proposals and director nominations?

You may contact the Company’s Secretary at our principal executive offices for a copy of the relevant By-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. The Company’s By-laws also are available in the investor section of the Company’s website at www.celanese.com under Corporate Governance.

Date of our fiscal year end

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and also additional information about the Company, and certain of our officers and directors. Please note that some of the information is stated as of the end of our fiscal year, December 31, 2010, and some information is provided as of a more current date.

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees

Under the Company’s By-laws, in uncontested elections, such as this one, where the number of nominees does not exceed the number of nominees to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast at the annual meeting of stockholders in order to be elected. The board believes this majority vote standard appropriately gives stockholders a greater voice in the election of directors than plurality voting does. Under the General Corporation Law of the State of Delaware, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. In order to address this “hold over” issue, board policy requires an incumbent nominee who fails to receive the required vote to tender his or her resignation. Following receipt of such a resignation, the board will act on it within 90 days of the certification of the vote. In considering whether to accept or reject the resignation, the board will consider all factors it deems relevant, including the underlying reason for the vote’s result, the director’s contributions to the Company during his or her tenure, and the director’s qualifications. The board may accept or reject the resignation. Only independent directors will participate in the deliberations regarding a tendered resignation.

Our board of directors is divided into three classes serving staggered three-year terms. At the Annual Meeting you will have the opportunity to elect three directors to serve for three years. Our board of directors has nominated Martin G. McGuinn, Daniel S. Sanders and John K. Wulff to be elected as Class I directors at the Annual Meeting. The director nominees, Messrs. McGuinn, Sanders and Wulff, have consented to be elected to serve as directors for the term of the Class I directors. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for these three nominees. If any nominee of Celanese is unable or declines to serve as a director as of the time of the Annual Meeting, the board may designate a substitute nominee or reduce the size of the board. Proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. If elected, Messrs. McGuinn, Sanders and Wulff will serve until the 2014 Annual Meeting of Stockholders or until their successors are elected and qualified.

The name of each of our directors and certain information about them, as of the date of this Proxy Statement (except ages, which are as of the date of the Annual Meeting), is set forth below. Included in the information below is a description of the particular experience, qualifications, attributes and skills that led the board to conclude that each person below should serve as a director for the Company.

Martin G. McGuinn, 68, has been a member of our board of directors since August 2006. He currently serves as a member of the board of directors (since 2007) and the audit committee as well as the chairman of the organization & compensation committee of The Chubb Corporation. He also serves as a member of the board of directors (since 2009), a member of the audit committee and the chairman of the compensation committee of iGATE Corporation. Mr. McGuinn serves as a member of the Advisory Board of CapGen Financial Group. From January 1999 until February 2006, he was Chairman and Chief Executive Officer of Mellon Financial Corporation, where he spent 25 years in a number of positions. Mr. McGuinn served a one-year term as Chairman of the Financial Services Roundtable from April 2003 to April 2004. He served as the 2005 President of the Federal Reserve Board’s Advisory Council. Mr. McGuinn also serves on several non-profit boards including the Carnegie Museums of Pittsburgh and the University of Pittsburgh Medical Center.

Mr. McGuinn has more than 25 years of experience in the financial services industry, where he gained substantial management experience and leadership capabilities from his position as the chief executive officer of a large public banking institution. Additionally, his strong financial skills and expertise, including on the topics of capital markets and macroeconomics, and significant experience as a public company director, led the board to conclude that he should serve as a director.

Daniel S. Sanders, 71, has been a member of our board of directors since December 2004. He was President of ExxonMobil Chemical Company and Vice President of ExxonMobil Corporation from December 1999 until his retirement in August 2004. Prior to the merger of Exxon and Mobil, Mr. Sanders served as President of Exxon Chemical Company beginning in January 1999 and as its Executive Vice President beginning in 1998. Mr. Sanders is a member of the Board of Trustees of Furman University. He is the past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry (American Section). He currently serves as a member of the board of directors (since 2004), a member of the governance committee, and chairman of the compensation committee of Arch Chemicals, Inc.; and a member of the board of directors (since 2005) and a member of the compensation committee and chairman of the nominating and corporate governance committee of Nalco Holding Company. He also serves as the non-executive chairman of Milliken and Co. Mr. Sanders is the recipient of the 2005 Chemical Industry Medal awarded by the Society of Chemical Industry (American Section).

With over 43 years of experience in the chemical industry, Mr. Sanders brings broad management, operational and industry experience to the board. In particular, he gained extensive management and leadership knowledge from his previous executive positions at a leading public energy and chemical company. Additionally, his global experience and knowledge of compensation and governance gained from his career service on other public company boards led the board to conclude that Mr. Sanders should serve as a director for the Company.

John K. Wulff, 62, has been a member of our board of directors since August 2006. He is the former Chairman of the board of directors of Hercules Incorporated, a position held from July 2003 until Ashland, Inc.’s acquisition of Hercules in November 2008. Prior to that time, he served as a member of the Financial Accounting Standards Board from July 2001 until June 2003. Mr. Wulff was previously Chief Financial Officer of Union Carbide Corporation from 1996 to 2001. During his fourteen years at Union Carbide, he also served as Vice President and Principal Accounting Officer from January 1989 to December 1995, and Controller from July 1987 to January 1989. Mr. Wulff was also a partner of KPMG LLP and predecessor firms from 1977 to 1987. He currently serves as a member of the board of directors (since 2004), the chairman of the audit committee and a member of the governance and compensation committee of Moody’s Corporation. He is also the chairman of the audit committee and a member of the board of directors of Sunoco Incorporated (since March 2004) and chairman of the audit committee and a member of the board of directors of Chemtura Corporation (since October 2009). Mr. Wulff served as a director of Fannie Mae from December 2004 to September 2008 and chairman of the nominating and governance committee.

By virtue of his 14 years of experience in the chemical industry, including management and financial knowledge as the former chief financial officer of a publicly traded chemical company, Mr. Wulff brings significant knowledge and broad industry experience to the board. He has a strong financial background gained through various auditing, executive and finance positions, and substantial experience in leadership positions as a director of several public companies. In particular, the board was impressed with the leadership Mr. Wulff demonstrated while serving on the board of directors of Fannie Mae, which he joined after the Office of Federal Housing Enterprise Oversight and the U.S. Securities and Exchange Commission had already begun investigations into Fannie Mae’s accounting practices, internal controls, governance, compensation and related activities. This experience and background led the board to conclude that Mr. Wulff should serve as a director for the Company.

Vote Required

Each director must receive a majority of the votes cast in favor of his or her election.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE NOMINEES LISTED ABOVE

Directors Continuing in Office

Class II Directors — Term Expires in 2012

James E. Barlett, 67, has been a member of our board of directors since December 2004. He has been Vice Chairman of TeleTech Holdings, Inc. since October 2001. Mr. Barlett has been a member of the board of directors of TeleTech Holdings, Inc. since February 2000. He previously served as the Chairman (since 1997), President and Chief Executive Officer (since 1994) of Galileo International, Inc. until October 2001. Prior to joining Galileo, Mr. Barlett served as Executive Vice President for MasterCard International Corporation and was Executive Vice President for NBD Bancorp. Mr. Barlett also served as a member of the board of directors and the chairman of the audit committee of Korn/Ferry International from 1999 until September 2009.

Mr. Barlett’s management and leadership experience as a former chief executive officer of a public company, knowledge from leading a company through an initial public offering, and experience in previous executive positions at other public companies, led the board to conclude that Mr. Barlett should serve as a director for the Company. Additional factors supporting this conclusion include his strong finance and accounting background and knowledge in the human resources area.

David F. Hoffmeister, 56, has been a member of our board of directors since May 2006. Mr. Hoffmeister serves as the Senior Vice President and Chief Financial Officer of Life Technologies Corporation. From October 2004 to November 2008, he served as Chief Financial Officer and Leader of Global Finance of Invitrogen Corporation, which merged with Applied Biosystems in November 2008 to form Life Technologies Corporation. Before joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. From 1998 to 2003, Mr. Hoffmeister was the leader of McKinsey’s North American chemical practice.

Mr. Hoffmeister has extensive experience in the chemical industry, having worked as a consultant to chemical clients for 20 years at a global management consulting firm. He has a strong finance background and currently serves as the chief financial officer of a global biotechnology company. These experiences coupled with his background with a leading business consulting firm led the board to conclude that Mr. Hoffmeister should serve as a director for the Company.

Paul H. O’Neill, 75, has been a member of our board of directors since December 2004. Mr. O’Neill has been a Special Advisor at The Blackstone Group L.P. since March 2003. Prior to that time, he served as U.S. Secretary of the Treasury from 2001 to 2002 and was Chief Executive Officer of Alcoa, Inc. from 1987 to 1999 and chairman of the board of directors from 1987 to 2000. Mr. O’Neill also served as a member of the board of directors from February 2003 to April 2006, a member of the audit committee from 2004 to 2006, a member of the executive compensation and development committee from 2003 to 2005 and a member of the governance committee from 2003 to 2004 of Eastman Kodak. He served as a member of the board of directors of Nalco Holding Company from November 2003 to December 2007. Mr. O’Neill has served as a member of the board of directors of TRW Automotive Holdings Corp. since August 2003 and is a member of its corporate governance committee.

Mr. O’Neill has strong leadership skills, financial expertise and valuable macroeconomic insights gained as the U.S. Secretary of the Treasury and as the chief executive officer of a global public manufacturing company. Additionally, Mr. O’Neill brings broad knowledge of corporate and political governance gained through experience while in government and on boards of other public companies. As a result, the board concluded Mr. O’Neill should serve as a director for the Company.

Class III Directors — Term Expires in 2013

Mark C. Rohr, 59, has been a member of our board of directors since April 2007. He has been the Chairman, President and Chief Executive Officer of Albemarle Corporation since October 2002. Mr. Rohr served as Albemarle’s President and Chief Operating Officer from January 2000 through September 2002. Previously, Mr. Rohr served as Executive Vice President — Operations of Albemarle. Before joining Albemarle, Mr. Rohr served as Senior Vice President, Specialty Chemicals of Occidental Chemical Corporation. Mr. Rohr has served as a member of the board of directors, the audit committee and the environmental, health & safety committee of Ashland Inc. since 2008. He also serves on the executive committee of the American Chemical Council.

By virtue of his ten years as the chief executive of a leading chemical company, Mr. Rohr brings significant insight and broad industry experience to the board. In addition, his operations and global business experience, combined with a broad understanding of complex financial issues and governance, led the board to conclude that Mr. Rohr should serve as a director for the Company.

Farah M. Walters, 66, has been a member of our board of directors since May 2007. Since 2005, she has served as President and Chief Executive Officer of QualHealth, LLC, a healthcare consulting firm. From 1992 until her retirement in June 2002, Ms. Walters was the President and Chief Executive Officer of University Hospitals Health System and University Hospitals of Cleveland. She also serves as a member of the board of directors of PolyOne Corporation (since 1998), including as a member of the compensation committee, the nominating and governance committee and the financial policy committee. She previously served as the lead director (2006-2007), chairperson of both the compensation and nominating and governance committee and the 2005 CEO search committee, and a member of the environmental, health and safety committee of PolyOne. She was a member of the board of directors of Kerr McGee Corp. from 1993 until 2006. While a director at Kerr McGee, she served as a member of the executive committee, the chairman of the compensation committee, the chairman of the audit committee and a member of the governance committee. From 2003 to 2006, Ms. Walters was also a director, and a member of the compensation committee and the audit committee, of Alpharma, Inc.

Ms. Walters has substantial experience on public boards, including the board of another public chemical company, and management experience and leadership capabilities gained from her position as the chief executive officer of a hospital system. She also has experience in the medical field, which is a growing business for the Company, and knowledge in the human resources area, particularly executive succession planning. Additionally, Ms. Walters has significant knowledge and experience in the area of corporate governance, gained in part through her service in several leadership positions on public company boards. As a result of this experience, the board concluded that Ms. Walters should serve as a director for the Company.

David N. Weidman, 55, has been our Chief Executive Officer and a member of our board of directors since December 2004. He became Chairman of the board of directors in February 2007. Mr. Weidman joined Celanese AG (the Company’s predecessor) in September 2000 where he held a number of executive positions, most recently Vice Chairman and a member of its board of management. Before joining Celanese AG, Mr. Weidman held various leadership positions with AlliedSignal, most recently as the President of its performance polymers business. Mr. Weidman began his career in the chemical industry with American Cyanamid in 1980. He is a member of the board of the American Chemistry Council, the National Advisory Council of the Marriott School of Management and the Society of Chemical Industry. He is also a member of the Advancement Counsel for Engineering and Technology for the Ira A. Fulton College of Engineering and Technology and a member of the board and Chairman of the finance committee of The Conservation Fund.

Mr. Weidman has extensive knowledge and understanding of the chemical industry gained from decades working in the industry in various positions of increasing responsibility. He also has extensive knowledge of the Company, its operation and strategy, holding executive positions in the Company and its predecessor for nearly 10 years. He remains actively involved in issues affecting the industry, including as a director of the American Chemistry Council. As a result, the board concluded Mr. Weidman should serve as a director for the Company.

Director Compensation in 2010

The Company uses both cash and equity-based compensation to attract and retain qualified directors to serve on our board of directors. In setting the compensation levels, the nominating and corporate governance committee considered the extent of time and the expertise required to serve on our board. Each non-management director is entitled to an annual cash retainer of $85,000, which is paid in quarterly installments, and an annual equity retainer of $85,000 in restricted stock units that vest in one year. In addition, the chair of the nominating and corporate governance committee, compensation committee and environmental, health & safety committee receives an annual fee of $10,000 and the chair of the audit committee receives an annual fee of $20,000. The Presiding Director receives no additional compensation for his services as such.

Non-management directors are also able to participate in the Company’s 2008 Deferred Compensation Plan, which is an unfunded, nonqualified deferred compensation plan that allows directors the opportunity to defer a portion of their cash compensation and restricted stock units in exchange for a future payment amount equal to their deferments plus or minus certain amounts based upon the market performance of specified measurement funds selected by the participant.

2010 Director Compensation Table

The table below is a summary of compensation earned and restricted stock units granted by the Company to non-management directors for the fiscal year ended December 31, 2010. Mr. Weidman is not included in this table since he is an employee of the Company and receives no compensation for his services as director.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(2)	($)	($)(3)	($)(4)	($)

James E. Barlett	85,000	84,978	—	—	—	—	169,978
Paul H. O’Neill	95,000	84,978	—	—	155,953	2,936	338,867
Daniel S. Sanders	85,000	84,978	—	—	44,422	18,477	232,877
David F. Hoffmeister	105,000	84,978	—	—	—	2,203	192,181
John K. Wulff	95,000	84,978	—	—	64,433	10,645	255,056
Martin G. McGuinn	85,000	84,978	—	—	—	1,218	171,196
Mark C. Rohr	95,000	84,978	—	—	—	6,135	186,113
Farah M. Walters	85,000	84,978	—	—	62,534	9,553	242,065

(1)	Includes payment of an annual retainer and committee chair fees.

(2)	Represents the grant date fair value of long-term equity incentive awards under the Company’s 2009 Global Incentive Plan computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). For a discussion of the method and assumptions used to calculate such expense, see Note 19 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. As of December 31, 2010, each director owned the following number of stock options: James E. Barlett, 24,622, all of which are vested; Paul H. O’Neill, 24,622, all of which are vested; Daniel S. Sanders, 24,622, all of which are vested; David F. Hoffmeister, 25,000, all of which are vested; John K. Wulff, 25,000, all of which are vested; Martin G. McGuinn, 25,000, all of which are vested; Mark C. Rohr, 25,000, of which 12,500 are vested; Farah M. Walters, 25,000, of which 12,500 are vested.

(3)	Includes above-market earnings on amounts deferred under the 2008 Deferred Compensation Plan.

(4)	Includes dividends paid under the 2008 Deferred Compensation Plan, and certain expenses paid for or reimbursed by the Company in connection with spousal or guest attendance at certain board meetings and other Company events, as well as certain non-business related expenses incurred by the director at these events in 2010. Such expenses could include meals, airfare, lodging and other entertainment, and other similar items.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Celanese’s compensation program for named executive officers is intended to (1) support the execution of our business strategy and long-term financial objectives, (2) attract, incentivize and retain a talented team of executives who will provide leadership for our success in dynamic, competitive markets and products, (3) foster performance in the creation of long-term stockholder value, and (4) reward executives for contributions at a level reflecting our performance as well as their individual performance. Our compensation committee has designed our executive compensation program based on principles that reflect these objectives. These principles have contributed to our strong performance and rewarded executives appropriately. See “Executive Compensation — Compensation Discussion and Analysis” for additional discussion.

We are presenting this proposal, commonly known as a “Say-on-Pay” proposal, which gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs through an advisory vote on the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, contained in this Proxy Statement.”

The board of directors recommends that stockholders endorse the compensation program for our named executive officers by voting FOR the above resolution. We believe that executive compensation for 2010 is reasonable and appropriate and, as discussed in the Compensation Discussion and Analysis (the “CD&A”) contained in this Proxy Statement, is justified by our performance. Our compensation programs are the result of a carefully considered approach and reflect advice received from the compensation committee’s independent compensation consultant.

In deciding how to vote on this proposal, the board of directors asks you to consider the following factors, many of which are more fully discussed in the CD&A:

Performance

We believe the compensation programs for the named executive officers were instrumental in helping us achieve strong financial performance in the challenging macroeconomic environment of 2010.

•	Our cumulative total stockholder return over the prior one-, three- and five-year periods was 29.0%, -1.5% and 122.9%, respectively.

•	In 2010, our stock outperformed the S&P 500 by over 16%.

•	Our net sales grew to $5.9 billion in 2010, representing an increase of $836 million or 16% over the prior year.

•	Our Operating EBITDA* increased to $1.1 billion in 2010, representing an increase of $265 million or 31% over the prior year. We delivered record annual performance in Operating EBITDA for Advanced Engineered Materials, Consumer Specialties and Industrial Specialties as volumes, pricing and margins improved.

•	Our net earnings were $377 million in 2010 compared to $498 million in 2009. The 2009 results included a net release of tax valuation allowances of $314 million.

•	Our return on invested capital (“ROIC”) was 14.0% in 2010, exceeding our weighted average cost of capital of 9.5%.

* Operating EBITDA is a non-GAAP financial measure that we define as net earnings plus loss (earnings) from discontinued operations, interest income and expense, taxes, and depreciation and amortization, and further adjusted for other charges and other adjustments (“Operating EBITDA”). See Exhibit A to this Proxy Statement for additional information concerning this measure and a reconciliation of this measure to net earnings, the most comparable U.S. GAAP financial measure.

•	We increased our quarterly dividend 25% in 2010. Celanese has paid cash dividends for 23 consecutive quarters.

•	During 2010, we returned an additional $48 million to stockholders by repurchasing 1,667,592 shares of our Common Stock under our previously-announced stock repurchase plan.

Compensation

We believe our executive compensation programs, which emphasize long-term equity awards, satisfy the objectives described above and are strongly aligned with the long-term interests of our stockholders.

•	We emphasize pay for performance and structure our compensation programs to provide appropriate incentives to executives to drive business and financial results. Our named executive officers received annual performance bonus awards based, in part, on our performance relative to three metrics (Operating EBITDA, working capital, and safety). The amount of these cash bonus awards reflected our actual performance on these metrics.

•	At least 50% of each of our named executive officers’, and more than 80% of our chief executive officer’s, 2010 targeted compensation was performance-based, with the majority of performance-based compensation coming in the form of long-term incentives subject to hold requirements.

•	Our three-year average share usage is below the median of our peer group and our fully diluted overhang is below the competitive norms for this group.

Corporate Governance

We believe our executive compensation program is aligned with good corporate governance.

•	We continue to have stock ownership guidelines with consequences if guidelines are not adhered to or are not met within the initial five-year time-frame and an executive compensation recoupment policy for all cash and stock-based awards if non-compete, non-solicitation or other covenants are breached.

•	We recently adopted hold requirements on stock-based awards that focus executives on the longer-term effect of decisions made and approved a policy that prohibits the hedging of Company stock by directors and employees (See “Compensation Discussion & Analysis — Additional Information Regarding Executive Compensation”).

•	In order to encourage our named executive officers to focus on the best interests of our stockholders, we have change in control agreements that provide severance benefits (subject to a cutback to avoid excise taxes) following a termination of employment by the Company without cause or by the officer for good reason within two years after a change in control. These agreements are intended to alleviate personal concerns under a potential change in control and not to provide compensation advantages for executing a particular transaction. See “Compensation Discussion and Analysis — Compensation Philosophy and Elements of Pay — Other Compensation Elements — Change in Control Agreements” for further information.

•	Our senior executives (other than our chief executive officer) are entitled to severance benefits in connection with a termination without cause (or termination with good reason) under our executive severance plan, which eliminates the need for negotiating arrangements at the time of a dismissal (See “Compensation Discussion & Analysis — Compensation Philosophy and Elements of Pay — Other Compensation Elements”).

Mitigation Against Excessive Risk

We believe our executive compensation programs do not encourage excessive and unnecessary risks that would threaten the value of our Company.

•	Our long-term incentive plan uses multiple performance metrics to help ensure a balance of absolute and relative performance metrics.

•	No annual performance bonuses are paid unless the Company meets or exceeds a threshold level of Company operating performance.

•	The compensation committee has the ability to use its discretion to reduce the amount of payments under the compensation program.

•	Payment opportunities for our executive officers under both the annual performance bonus and long-term incentive programs are capped.

•	The compensation committee has plan oversight and approves both the design and payout of all annual performance bonus awards, as well as each grant of long-term incentive compensation.

•	The compensation programs are subject to periodic assessment by the compensation committee and its independent compensation consultant. For additional information, please see “Compensation Discussion & Analysis — Risk Assessment of Compensation Practices.”

This vote is mandated by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations. As an advisory vote, this proposal is not binding upon the Company. However, the compensation committee, which is responsible for designing and administering our executive compensation program, values the feedback received from stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. In addition, the non-binding advisory votes described in this Proposal 2 and below in Proposal 3 will not be construed as (1) overruling any decision by the Company, the board of directors, or the compensation committee relating to the compensation of the named executive officers, or (2) creating or changing any fiduciary duties or other duties on the part of the board of directors, or any committee of the board of directors, or the Company.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM

PROPOSAL 3: ADVISORY VOTE ON SAY ON PAY FREQUENCY

In addition to providing an advisory vote on our executive compensation program, we are requesting stockholders to indicate their preference for the frequency in which these advisory votes on executive compensation should take place — every one, two or three years. This vote is mandated by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations. Stockholders may indicate their preference on this advisory vote by choosing an annual, biennial or triennial vote frequency, or abstaining on this vote when stockholders vote in response to the resolution set forth below. We will ask stockholders not less than every six years whether they desire a different vote frequency on the advisory vote on executive compensation.

“Resolved, that a non-binding advisory vote of the Company’s stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC be held at an Annual Meeting of Stockholders, beginning with the 2011 Annual Meeting of the Stockholders, every one year, two years or three years.”

The board of directors has recommended that the stockholders approve that we conduct an advisory vote on executive compensation annually. We believe that an annual review of our executive compensation practices will be better aligned with stockholder interests as it allows us to obtain information on stockholders’ views of the compensation of our named executive officers on a more consistent basis. It also allows us to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs. For these reasons, we believe that stockholders should support an annual advisory vote on executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by the stockholders will be the frequency for the advisory vote on named executive officer compensation that has been selected by stockholders. However, because this is an advisory vote, this proposal is not binding upon the Company in any way and the compensation committee and the board of directors may decide that it is in the best interests of stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the stockholders. The compensation committee, which is responsible for designing and administering our executive compensation program, and the board of directors value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making a decision about the frequency of future advisory votes on executive compensation.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE SELECTION OF ONE YEAR AS
THE STOCKHOLDERS’ PREFERENCE FOR THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected KPMG LLP to audit the Company’s consolidated financial statements for fiscal year 2011. Since 2005 KPMG LLP served as our independent registered public accounting firm and also provided other audit-related and non-audit services that were approved by the audit committee.

Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the board is submitting the audit committee’s selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. If the appointment of KPMG LLP is not ratified, the audit committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.

Audit and Related Fees

Aggregate fees billed to the Company during the years ended December 31, 2010 and 2009 by its independent registered public accounting firm, KPMG LLP, and KPMG LLP affiliates were as follows:

	Year Ended December 31,
	2010	2009

Audit Fees(1)	$6,570,475	$6,310,500
Audit-related Fees(2)	184,173	181,000
Tax Fees(3)	1,365,954	1,403,500
All Other Fees	—	—

Total Fees	$8,120,602	$7,895,000

(1)	For professional services rendered for the audits of annual consolidated financial statements of the Company (including the audit of internal controls over financial reporting), statutory audits and the review of the Company’s quarterly consolidated financial statements.

(2)	Primarily for professional services rendered in connection with consultation on financial accounting and reporting standards and employee benefit plan audits.

(3)	Primarily for professional fees related to technical assistance, the preparation of tax returns in non-U.S. jurisdictions and assistance with tax audits and appeals.

Audit Committee Pre-Approval Policy

The audit committee is responsible for appointing, retaining and pre-approving the fees of the Company’s independent registered public accounting firm. The audit committee has adopted a Policy for Pre-Approval of Independent Auditor Services (“Pre-Approval Policy”) pursuant to which proposed services may be pre-approved through the application of detailed policies and procedures (“general pre-approval”) or by specific review of each service (“specific pre-approval”). The audit committee has provided general pre-approval for certain specific types of non-prohibited audit, audit-related and tax services that do not exceed $100,000 per project and $1,000,000 per year in the aggregate and gives detailed guidance to management as to the specific services that are eligible for general pre-approval. The audit committee is to be informed on a timely basis of any services performed by the independent auditor pursuant to general pre-approval. Unless a type of service is included in this general pre-approval, it will require specific pre-approval. The annual audit services engagement terms and fees must be specifically pre-approved by the audit committee. Requests to provide services that require specific pre-approval must be submitted to the audit committee by both the independent registered public accounting firm and the chief financial officer or controller, and must include detailed back-up documentation and a joint statement as to whether the request or application is consistent with the SEC’s rule on auditor independence.

The audit committee may delegate its pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.

All services performed by our independent registered public accounting firm in 2010 were pre-approved by the audit committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR FISCAL YEAR 2011

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the board of directors. The board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the board’s responsibilities to stockholders. The board believes that its practices align management and stockholder interests. Highlights of our corporate governance practices are described below.

Strong corporate governance is an integral part of Celanese’s core values. Our Company’s corporate governance policies and procedures are available on the corporate governance portal of the Company’s investor relations website at www.celanese.com. The corporate governance portal includes the Company’s Corporate Governance Guidelines, Board Committee Charters, Global Business Conduct Policy, Financial Code of Ethics, and Stockholders’ Communications with the Board Policy. Any future modification or amendments to our Financial Code of Ethics, and any waiver of our Financial Code of Ethics, which applies to our Chief Executive Officer (“CEO”) (Principal Executive Officer), Chief Financial Officer (“CFO”) (Principal Financial Officer) or Senior Vice President, Finance and Treasurer (Principal Accounting Officer) will be posted on the same website. We provide below specific information regarding certain corporate governance practices.

Composition of the Board of Directors

Our charter provides that the number of members of the board of directors shall be fixed by the board of directors, but shall be no less than seven and no more than fifteen. Currently we have nine directors. Our board of directors is divided into three classes. The members of each class serve for a staggered three-year term, expiring at the annual meeting of stockholders in the year shown below.

Class I – 2011	Class II – 2012	Class III – 2013

Martin G. McGuinn	James E. Barlett	David N. Weidman
Daniel S. Sanders	David F. Hoffmeister	Mark C. Rohr
John K. Wulff	Paul H. O’Neill	Farah M. Walters

Our board of directors is to be comprised of a majority of independent directors. Please see more information about independence in “Corporate Governance — Director Independence.”

In February 2011, the board of directors approved a director retirement guideline, the full text of which is set forth in our Corporate Governance Guidelines. The guideline states that a director should retire from the board of directors no later than the annual meeting of stockholders following such director’s 72nd birthday; provided, however, the retirement guideline may be waived by a majority of uninterested directors upon the recommendation of the nominating and corporate governance committee. This guideline will be phased in and will first apply to our Class II directors beginning immediately following the 2012 Annual Meeting of Stockholders, our Class III directors beginning immediately following the 2013 Annual Meeting of Stockholders and our Class I directors beginning immediately following the 2014 Annual Meeting of Stockholders.

Board Leadership Structure

Meetings of our board of directors are presided over by the Chairman of the Board. Our By-laws do not require that the Chairman be independent of the Company and currently Mr. Weidman, our CEO, serves as Chairman. While the board regularly considers the separation of the Chairman/CEO roles, we believe that in order for the Company to succeed in executing its strategy it is important that these two roles be aligned as closely as possible. Having a combined Chairman/CEO allows the CEO to better understand and meet the needs of the board and allows the Chairman to better understand the Company’s day-to-day situation.

Each member of our board of directors has significant business experience. We believe that their independence is not adversely affected by having a combined Chairman/CEO.

Additionally, in order to eliminate any potential conflict of interest, the board has designated an independent Presiding Director. The Presiding Director presides over executive sessions of the board, which are conducted at least quarterly. In addition, the Presiding Director has the following responsibilities:

•	Approving board meeting agendas.

•	Approving board meeting schedules.

•	Calling meetings of the independent directors, as necessary.

The Presiding Director during the period from the 2010 Annual Meeting of Stockholders through the 2011 Annual Meeting of Stockholders is Mr. Rohr. Under the Company’s current procedure, the role of Presiding Director rotates biennially among the chairs of the standing board committees at the first meeting of the board of directors following the Annual Meeting of Stockholders. Following the 2011 Annual Meeting of Stockholders, the Presiding Director will be the chairperson of the environmental, health & safety committee.

Director Independence

The board of directors has adopted a standard of independence for directors. This standard incorporates all of the requirements for director independence contained in the NYSE listing standards. The listing standards of the NYSE require companies listed on the NYSE to have a majority of “independent” directors. The NYSE listing standards generally provide that a director is independent if the board affirmatively determines that the director has no material relationship with the Company directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, a director is not independent if (1) the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company; (2) the director or a member of the director’s immediate family has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than for service as a director and committee member, and pension or other forms of deferred compensation for prior service to the Company; (3) (a) the director is a current partner or employee of the Company’s independent auditor, (b) the director has an immediate family member who is a current partner of such firm, (c) the director has an immediate family member who is a current employee of the Company’s independent auditor and who personally works on the Company’s audit, or (d) the director or an immediate family member was within the last three years a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time; (4) the director or a member of the director’s immediate family is, or has been within the last three years, employed as an executive officer of another company where an executive officer of the Company serves or served on that company’s compensation committee; or (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000, or 2% of such other Company’s consolidated gross revenues.

In addition, in compliance with NYSE listing standards, we have a compensation committee and a nominating and corporate governance committee that are each composed of entirely independent directors, and each of these committees have written charters addressing the committee’s purpose and responsibilities and that we evaluate annually the performance of these committees.

The Company reviews and determines the independence of each of the directors in accordance with the Director Independence Standards set forth in Exhibit A to the Company’s Corporate Governance Guidelines, adopted by the board. The Director Independence Standards are intended to comply with the NYSE corporate governance rules and other applicable laws, rules and regulations regarding independence. The full text of the Corporate Governance Guidelines can be found in the investor section of the Company’s website, www.celanese.com, under Corporate Governance. The board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As more fully described in “Certain Relationships and Related Person Transactions,” the Company in the normal course of business has been a party to transactions with other corporations where certain of our directors are themselves either directors or officers. The board was made aware of these transactions and the amounts involved and none of them were deemed to be material or were considered to impact a director’s independence. One such series of transactions between the Company and Albemarle Corporation, where one of our directors, Mark C. Rohr, is the Chairman of the Board, President and Chief Executive Officer, was considered to be an interested transaction in the aggregate that was pre-approved under the terms of our Related Party Transaction Policy.

The board, based upon the recommendation of the nominating and corporate governance committee, has affirmatively determined that eight of our directors, Messrs. Barlett, Hoffmeister, McGuinn, O’Neill, Rohr, Sanders and Wulff and Ms. Walters, are independent of the Company and its management under the NYSE listing standards and the Company’s director independence standards. Mr. Weidman, our Chairman and Chief Executive Officer, is the only director who is not independent.

Board Oversight of Risk Management

The board has delegated to the audit committee the responsibility for overseeing the Company’s risk management process. Management reviews and discusses annually with the audit committee and the full board the process by which management and the board assess and manage the Company’s most significant business risks. Additionally, on an ongoing basis, senior management, including the CFO, provides updates to the audit committee on risk management policies and process compliance. This process for overseeing risk has been used to manage the significant categories of risks to which the Company is exposed. The board’s role in risk oversight has not had any effect on the board’s leadership structure.

While the board has delegated to the audit committee the responsibility for overseeing the Company’s risk management process, the board has also recently assigned oversight for each principal category of risk to either the full board, the audit committee or one of the board’s other standing committees. The following table shows the assignments by major category.

Risk Management Assignments

Risk Category	Board Oversight Body

Business and Corporate Development & Strategy	Full Board
Capital Structure, Operating Performance, Country Risk	Full Board
Risk Assessment and Management Policies and Guidelines	Audit
Litigation Exposure, IT Strategy & Business Continuity, Insurance Coverage	Audit
Business Conduct Policy Compliance	Audit
Treasury and Tax Strategy	Audit
Executive Succession, Talent, Pension and Other Retirement Obligations	Compensation
Environmental Exposure and Regulatory Changes, Production/Reliability	EHS
Changes in Corporate Laws, Corporate Governance Strategy	Corporate Governance

Board Meetings in 2010

Each of our directors is expected to devote sufficient time and attention to his or her duties and to attend all board, committee and stockholders’ meetings. The board of directors held 7 meetings during 2010. All directors attended at least 75% of the aggregate of (i) meetings of the board and (ii) meetings of the committees on which they served during the fiscal year ended December 31, 2010. In addition, we have a policy requiring our directors to attend the annual meeting of stockholders. All of our directors attended the annual meeting of stockholders in 2010.

Committees of the Board

The board of directors has 4 standing board committees: audit, compensation, nominating and corporate governance, and environmental, health & safety committees. The following table sets forth the composition of our committees.

Audit Committee

The Company’s audit committee is comprised of Mr. Hoffmeister (Chairman), Mr. Barlett and Mr. McGuinn, each of whom the board has affirmatively determined are independent of the Company and its management under the rules of the NYSE and the SEC. The board has also determined that all members of the audit committee are independent and “audit committee financial experts” as the term is defined in Item 407(d)(5) of Regulation S-K. Each member of the audit committee is also “financially literate” as that term is defined by the rules of the NYSE. The audit committee held 10 meetings during 2010. The complete text of the Audit Committee Charter, adopted by the board of directors on October 21, 2010, is available from the Company’s investor relations website at www.celanese.com under Corporate Governance.

The audit committee is directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditor. The independent auditors report directly to the audit committee. The principal purposes of the audit committee are to oversee:

•	accounting and reporting practices of the Company and compliance with legal and regulatory requirements regarding such accounting and reporting practices;

•	the quality and integrity of the financial statements of the Company;

•	internal control and compliance programs;

•	the independent auditor’s qualifications and independence; and

•	the performance of the independent auditor and the Company’s internal audit function.

Compensation Committee

The Company’s compensation committee is comprised of Mr. Wulff (Chairman), Mr. Sanders, and Ms. Walters. The board has determined that all members of the nominating and corporate governance committee are independent. In addition, the board has determined that all members of the compensation committee are independent under Rule 16b-3 under the Securities Exchange Act of 1934 and qualify as “non-employee directors” for purposes of Section 162(m) of the Internal Revenue Code. The compensation committee held 9 meetings during 2010. The complete text of the Compensation Committee Charter, adopted by the board of directors on October 21, 2010, is available on the Company’s investor relations website at www.celanese.com under Corporate Governance. A description of the compensation committee’s processes and procedures for determining executive compensation is more fully described in “Compensation Discussion and Analysis” below.

The principal purposes of the compensation committee are to:

•	review and approve the compensation of the Company’s executive officers;

•	review and approve the corporate goals and objectives relevant to the compensation of the CEO and the other executive officers, and to evaluate the CEO’s and the other executive officers’ performance and compensation in light of such established goals and objectives; and

•	oversee the development and implementation of succession plans for the CEO and the other key executives.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee is comprised of Mr. Rohr (Chairman), Mr. O’Neill and Ms. Walters. The board has determined that all members of the nominating and corporate governance committee are independent. The nominating and corporate governance committee held 5 meetings during 2010. The completed text of the Nominating and Corporate Governance Charter, adopted by the board of directors on October 21, 2010, is available on the Company’s investor relations website at www.celanese.com under Corporate Governance. The Nominating and Corporate Governance Committee Charter provides that the nominating and corporate governance committee may, from time to time, retain legal, accounting or other consultants or experts the nominating and corporate governance committee deems necessary in the performance of its duties, including, in its process of identifying director candidates.

The principal purposes of the nominating and corporate governance committee are to:

•	identify, screen and review individuals qualified to serve as directors and recommend candidates for nomination for election at the annual meeting of stockholders or to fill board vacancies;

•	develop and recommend to the board and oversee implementation of the Company’s Corporate Governance Guidelines;

•	oversee evaluations of the board; and

•	recommend to the board nominees for the committees of the board.

Environmental, Health & Safety Committee

The Company’s environmental, health & safety committee is comprised of Mr. O’Neill (Chairman), Mr. Rohr, Mr. Sanders and Mr. Weidman. The environmental, health & safety committee assists the board in fulfilling its oversight duties, while Company management retains responsibility for assuring compliance with applicable environmental, health and safety laws and regulations. The environmental, health & safety committee held 2 meetings during 2010. The complete text of the Environmental, Health & Safety Committee Charter, adopted by the board of directors on November 30, 2010, is available on the Company’s investor relations website at www.celanese.com under Corporate Governance.

The principal purposes of the environmental, health & safety committee are to:

•	oversee the Company’s policies and practices concerning environmental, health and safety issues;

•	review the impact of such policies and practices of the Company’s corporate social responsibilities, public relations and sustainability; and

•	make recommendations to the board regarding these matters.

Candidates for the Board

The board of directors and the nominating and corporate governance committee consider candidates for board membership suggested by the board or nominating and corporate governance committee members, as well as by management and stockholders. The Nominating and Corporate Governance Committee Charter provides that the nominating and corporate governance committee may, from time to time, retain legal, accounting or other consultants or experts the nominating and corporate governance committee deems necessary in the performance of its duties, including, in its process of identifying director candidates.

Nominee Assessment and Diversity

The nominating and corporate governance committee’s assessment of a proposed director candidate will include a review of the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the nominating and corporate governance committee considers important, which are expected to contribute to an effective board, including the following qualities:

•	leadership experience in business or administrative activities

•	specialized expertise in the chemical industry

•	breadth of knowledge about issues affecting the Company

•	ability to contribute special competencies to board activities

•	personal integrity

•	loyalty to the company and concern for its success and welfare and willingness to apply sound independent business judgment

•	awareness of a director’s vital part in the Company’s good corporate citizenship and corporate image

•	time available for meetings and consultation on Company matters

•	willingness to assume fiduciary responsibilities

•	be intelligent, thoughtful and analytical

•	possess knowledge about compensation and human resources practices

•	be free of actual or potential conflicts of interest

•	have experience serving on boards of public companies

•	be familiar with regulatory and governance matters

Although the Company does not have a formal policy on board diversity, when considering board candidates, the nominating and corporate governance committee strives to achieve a balance of knowledge, experience and perspective such that the Company’s board reflects a diversity of backgrounds and experiences.

Nominee Recommendations

The nominating and corporate governance committee will consider recommendations for director nominees made by stockholders. Stockholder recommendations should be sent to:

Celanese Corporation
Board of Directors
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234
Attn: Corporate Secretary

Generally, recommended candidates are considered at the first or second board meeting prior to the annual meeting. No candidates were recommended by stockholders during 2010.

The nominating and corporate governance committee considers individuals recommended by stockholders in the same manner and to the same extent as it considers director nominees identified by other means. The Chairman of the nominating and corporate governance committee will make exploratory contacts with those nominees whose skills, experiences, qualifications and personal attributes satisfy those that the nominating and corporate governance committee has identified as essential for a nominee to possess, as described above. Then, an opportunity will be arranged for the members of the nominating and corporate governance committee or as many members as can do so to meet the potential nominees. The nominating and corporate governance committee will then select a nominee to recommend to the board of directors for consideration and appointment. Board members appointed in this manner will serve, absent unusual circumstances, until their election by our stockholders at the next annual meeting of stockholders. The board and the nominating and corporate governance committee have not received director nominations from any stockholders outside the board or the nominating and corporate governance committee.

Stockholder Communications with the Board

The board of directors has adopted the following procedure in accordance with the requirements of the SEC for stockholders to communicate with the board and its members. Stockholders and other parties interested in communicating directly with the non-management directors as a group or the board may do so by sending their communications to:

Celanese Corporation
Board of Directors
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234
Attn: Corporate Secretary

All stockholder communications received by the Corporate Secretary will be delivered to one or more members of the board as appropriate, as determined by the Corporate Secretary. Notwithstanding the foregoing, the Corporate Secretary will maintain for the benefit of the board for a period of two years following the receipt of any communication, a record of all stockholder communications received in compliance with this policy.

Members of the board may review this record of stockholder communications upon their request to the Corporate Secretary. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be directed to the Chairman of the audit committee.

BOARD COMMITTEE REPORTS

Audit Committee Report

The audit committee of the board of directors assists the board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company’s internal controls. Specific responsibilities of the audit committee are set forth in the Audit Committee Charter.

Company management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm KPMG LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America. The audit committee monitors the Company’s financial reporting process and reports to the board of directors on its findings.

The audit committee reviewed and discussed with Company management and KPMG LLP the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The audit committee also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence.

The audit committee has also considered whether the provision to the Company by KPMG LLP of limited non-audit services is compatible with maintaining the independence of KPMG LLP. The audit committee has satisfied itself as to the independence of KPMG LLP.

Based on the audit committee’s review and discussions described above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. This report was submitted by the audit committee,

David F. Hoffmeister, Chairman
Martin G. McGuinn
James E. Barlett

The audit committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the audit committee report by reference therein.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and the compensation committee’s independent compensation consultant and, based upon its review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and this Proxy Statement. This report was submitted by the compensation committee,

John K. Wulff, Chairman
Daniel S. Sanders
Farah M. Walters

The compensation committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the compensation committee report by reference therein.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

During 2010, we continued to progress towards becoming a premier chemical company. Our progress was driven by our relentless focus on our value creation levers of geographic growth, innovation, productivity, and portfolio enhancements. Our effective execution of these levers resulted in strong results in net sales and Operating EBITDA.* Specifically, in 2010 our net sales increased 16.5% to $5.9 billion and our Operating EBITDA increased 31% to $1.1 billion. Earnings from continuing operations before taxes increased 114% to $538 million, and net earnings were $377 million in 2010 compared to $498 million in 2009. Our 2009 net earnings included a net release of tax valuation allowances of $314 million. In addition, we improved our safety performance over 2009. Our strong operational and financial performance resulted in a 29% total return for stockholders in 2010, based on a closing price as of December 31, 2010 of $41.17 per share.

We closely monitor our performance in relation to the performance of those companies included in our peer groups, as described later in this Compensation Discussion and Analysis (“CD&A”). Although we target compensation to be at the median of our executive benchmarking peer group, whether we pay out at, above or below the targeted amount depends on internal performance metrics and overall company performance relative to our peers. This compensation structure is consistent with our philosophy of performance-based pay that also enables us to attract and retain the top talent in the industry.

2010 Pay Decisions and Plan Design Changes

In light of new roles and responsibilities, three of our named executive officers received base pay increases and / or adjustments to their annual performance bonus award targets or long-term equity incentive award targets in 2010. Base pay and target pay for all other named executive officers remained consistent with previous years.

The annual performance bonus plan design remained unchanged from last year and continues to measure performance relative to Operating EBITDA, working capital and environmental, health and safety (“EHS”) metrics and the individual performance of the executive officer. As a result of our strong 2010 performance described above, our annual performance bonus plan paid at 108.8% of target for corporate-level participants, including the named executive officers.

Our long-term incentive program was redesigned to further align our executives with long-term stockholders’ interests and the business strategy of our Company. Although we continued to grant time- and performance-vesting restricted stock units (“RSUs”), except for our chief executive officer who did not receive time-vesting RSUs in 2010, stock options were added to our named executive officers’ equity mix. A mandatory hold requirement of a portion of vested restricted stock units and net shares received from the exercise of stock options was introduced in 2010 (discussed further on page 45). The hold requirement for RSUs is seven years from the date of grant of the award (four years after the last vesting date). The hold requirement for shares acquired upon exercise of stock options after covering the exercise price, taxes and any transaction costs is one year from the date of exercise.

A thorough review of compensation related risks was completed in 2010. As described later in “Executive Compensation — Risk Assessment of Compensation Practices”, no material adverse risk was found in any of our executive or broad-based compensation programs. This assessment did lead to the amendment of our Insider Trading Policy to prohibit the hedging of Company stock by directors and employees.

*  Operating EBITDA is a non-GAAP financial measure. See Exhibit A to this Proxy Statement for additional information concerning this measure and a reconciliation of this measure to net earnings, the most comparable U.S. GAAP financial measure.

Highlights of Pay Programs

We continue to maintain pay programs that are aligned with good corporate governance. In fact, governance is embedded in our processes and policies and includes the following:

•	stock ownership guidelines to ensure executives maintain a meaningful ownership level in our stock;

•	hold requirements on stock-based awards that focus executives on the longer-term effect of decision-making;

•	an executive compensation recoupment policy (or “clawback”) for all long-term cash and stock-based awards if non-compete, non-solicitation or other covenants are breached;

•	equity granting guidelines that ensure no improper timing of granting stock awards in connection with the release of material non-public information;

•	no employment agreements; and

•	an insider trading policy that prohibits the hedging of risk on our stock by directors and employees.

In addition to maintaining good corporate governance, we have designed our annual performance bonus plan and long-term incentive program to be aligned with best practices that mitigate against excessive risk. This includes the following:

•	multiple performance metrics are used in our long-term incentive program to help ensure a balance of absolute and relative performance metrics;

•	a funding threshold of Company operating performance must be met or exceeded before any incentives, both annual performance bonus and long-term, will be paid;

•	negative discretion by our compensation committee can be applied to all plans;

•	payment opportunities for both the annual performance bonus plan and the long-term incentive program are capped;

•	the plan oversight and approval of both the design and payout of all annual performance bonus awards, as well as each grant of long-term incentive compensation, by the compensation committee;

•	periodic assessment of the annual performance bonus and long-term incentive plans by management and the compensation committee’s independent compensation consultant; and

•	incentive targets that are analyzed and benchmarked.

We strongly believe that our executive officers’ compensation should be driven by performance. To the extent that we do not achieve our annual or long-term performance targets or an executive officer’s individual performance does not meet expectations, our compensation program is designed to reduce the amount of total compensation received by such executive officer.

The CD&A provides an overview of our compensation programs and explains how pay is determined for our CEO and the other executive officers named in the Summary Compensation Table on page 48 (collectively, our “named executive officers”). Our named executive officers for 2010 were:

David N. Weidman	Chairman and Chief Executive Officer
Steven M. Sterin	Senior Vice President and Chief Financial Officer
Douglas M. Madden	Chief Operating Officer
James S. Alder	Senior Vice President, Operations and Technical
Jacquelyn H. Wolf	Senior Vice President, Human Resources

Oversight of the Executive Compensation Process

The compensation committee is responsible for establishing compensation policies and programs that are consistent with our business strategy and aligned with our stockholders’ interests. Specifically, the compensation committee is responsible for:

•	reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and other executive officers;

•	evaluating the performance and compensation of the CEO and other executive officers in light of their established goals and objectives;

•	reviewing and approving both target and actual pay levels of our executive officers;

•	reviewing and approving incentive and equity-based compensation plans and all grants of awards under such plans; and

•	overseeing the development and implementation of succession plans for the CEO and the other key executives.

Our compensation committee is comprised entirely of independent directors (as defined under NYSE listing standards).

The Role of the Compensation Consultant in Making Decisions

The compensation committee has retained Frederic W. Cook Co., Inc. (“FW Cook”) as its independent outside compensation consultant to advise it in connection with executive compensation matters. Beginning in mid-2010, representatives of FW Cook regularly attended compensation committee meetings as requested by its chair, Mr. Wulff, and reported directly and exclusively to the compensation committee on matters relating to compensation for the named executive officers. During 2010, the compensation committee requested that FW Cook:

•	analyze and benchmark incentive targets;

•	review and provide guidance on compensation plan design;

•	review the composition of our peer group and recommend modifications;

•	conduct an analysis of compensation for our named executive officers and certain other senior executives, and assess how target and actual compensation aligned with our philosophy and objectives; and

•	provide market data, historical compensation information, internal equity comparisons, competitive practice information and recommendations regarding appropriate peer groups, compensation trends and compensation strategy.

During fiscal year 2010, FW Cook provided to the Company only services approved by the compensation committee.

Prior to April 2010, the compensation committee used Mercer LLC in the same capacity as described above. Mercer LLC also did not provide any material services to the Company or our senior management other than those provided in connection with its engagement by the compensation committee.

The Role of Management in Making Decisions

The compensation committee regularly meets with the CEO and the senior vice president, human resources to receive reports and recommendations regarding the compensation of our executive officers other than the CEO. In particular, the CEO submits recommendations, as appropriate, to the compensation committee on the base salary, target annual performance bonus award levels, and target levels of incentive and equity-based compensation to be offered to each executive officer. Recommendations are developed in consultation with the senior vice president, human resources and the compensation consultant and accompanied by market data prepared by the compensation committee’s consultant. In addition, the CEO makes recommendations to the compensation committee on the individual performance modifiers used to determine each executive officer’s actual payout under the annual performance bonus award, as further described in “Compensation Discussion and Analysis — Performance Assessments and Individual Compensation Decisions.” Although the compensation committee considers the CEO’s recommendations, the final decisions regarding base salary, bonus and equity targets and individual performance modifiers are made by the compensation committee. The CEO does not make any recommendations to the compensation committee regarding his own compensation.

Compensation Philosophy and Elements of Pay

Compensation Philosophy.  Our focus as a company is to deliver continued earnings growth and superior value creation for our stockholders. To that end, we have adopted a “pay-for-performance” compensation program that is designed to reward executives for superior company and individual performance through awards of variable and long-term incentives. At the same time, these programs are intended to be sufficiently competitive with our peer companies so as to also attract and retain highly qualified personnel. We believe that our current compensation program is both attractive to our executives and aligned with the best interests of our stockholders.

Compensation Objectives.  The objectives of our compensation programs are to provide pay that is competitive, performance-based, aligned with the interest of our stockholders, and focused on attracting, rewarding and retaining talent as described below:

•	Competitive — pay should be set at a level that is competitive to our peers for which we compete for talent, is equitable among our executive officers, and recognizes the knowledge, skills and attributes of our executive officers;

•	Performance-based — pay should reward individual, business unit and Company performance when pre-established short- and long-term goals are met or exceeded and provide for consequences when such targets are not met;

•	Aligned with Stockholders — incentives should encourage long-term increases in stockholder value; and

•	Focused on Talent — pay should be designed to attract, motivate and retain key executives.

Elements of Compensation.  The table below summarizes the current elements of our compensation programs and how each element supports the Company’s compensation objectives:

Compensation				Performance-	Stockholder
Element	Description		Competitive	Based	Alignment	Talent Focus
Base Salary	•	Fixed level of compensation	X			X
	•	Determined within a competitive range established through independent analysis

Annual Performance	•	Performance-based cash incentive opportunity	X	X	X	X
Bonus Award	•	Plan measures include Operating EBITDA, working capital, and EHS metrics and individual performance

Stock Options	•	Variable pay based on increases in our stock price over time	X	X	X	X

Performance- vesting	•	Long-term performance plan (three-year performance period)	X	X	X	X
Restricted Stock Units (PRSUs)	•	Plan measures include Operating EBITDA and Total Stockholder Return relative to the Company’s Long-term performance plan peer group

Time-vesting Restricted Stock Units (RSUs)	•	Awards of RSUs that vest over time (minimum three-year vesting)	X		X	X

Retirement Plans	•	Celanese Americas Retirement Savings Plan	X			X
	•	Celanese Americas Retirement Pension Plan

Severance	•	Change in Control Agreement	X		X	X
Arrangements	•	Executive Severance Benefits Plan

Setting Total Compensation

Our compensation-setting process consists of establishing overall target total compensation for each executive officer and then allocating that compensation among base salary, annual performance bonus awards, and long-term incentive awards. While no specific formula is used to determine the allocation between cash and equity-based compensation, when allocating these compensation elements, we utilize a compensation mix more heavily weighted towards variable and long-term incentive compensation. The compensation committee believes that the CEO’s compensation should be the most heavily weighted towards variable and long-term incentive awards and, accordingly, 100% of his 2010 equity award (which accounted for 67% of his 2010 total targeted compensation) was allocated to performance-vesting RSUs (75%) and stock options (25%).

To establish the appropriate target level of compensation for the CEO and each executive officer, each compensation element is reviewed by the compensation committee against market data for our peer group provided by the compensation committee’s independent compensation consultant. Since a majority of the total compensation of our executive officers is performance-based and, therefore, “at risk”, actual compensation is determined by

Company and individual performance against pre-established objectives. If we achieve our annual performance targets, as approved by the board, and an executive officer meets individual performance objectives, the compensation committee’s philosophy is to target his or her compensation at or near the 50th percentile of the peer group for total annual cash compensation (base salary plus annual performance bonus award) and total annual compensation (total cash plus long-term incentive awards). To the extent that we exceed our annual performance targets and an executive officer significantly exceeds individual performance objectives, our compensation program is designed to reward such executive officer by paying total compensation in the top quartile of the peer group. To the extent that we do not achieve our annual performance targets or an executive officer’s individual performance does not meet expectations, our compensation program is designed to reduce the amount of total compensation received by such executive officer.

Setting compensation targets based on comparative market data is intended to ensure that our compensation practices are competitive in terms of attracting, rewarding and retaining executives. In addition, because a named executive officer’s target compensation is set by reference to persons with similar duties at companies in our peer group, the compensation committee does not establish any fixed relationship between the compensation of the CEO and that of any other named executive officer. Internal pay equity among the other named executive officers is also considered when setting compensation targets. The level of responsibility, scope of role and impact to the organization are all taken into consideration.

Our Compensation Peer Group

As noted above, the compensation committee’s independent compensation consultant provided an analysis of compensation data and practices from a select group of peer companies in the chemical industry. The compensation committee, with the assistance of the consultant, identified the companies to be included in our peer group based primarily on industry, market capitalization and annual revenue. In some cases the compensation committee also considered other criteria such as the number of employees at a potential peer company, the complexity of a potential peer company’s business, and whether the role and responsibilities of a potential peer company’s executive officers were comparable to those of our executive officers.

The peer group that was used in 2010 varied slightly from the one used in 2009 as a result of the acquisition or bankruptcy of companies in the peer group and the addition of other companies to take the place of those acquired or insolvent companies.

In determining total compensation for 2010, the compensation committee and its independent compensation consultant noted that our market capitalization and annual revenue were significantly larger than the majority of the companies in our peer group and adjusted both the overall compensation level and each element of compensation to reflect the complexity and sophistication of our business. In some cases this resulted in compensation that was above the median of the peer group.

As a result of the independent compensation consultant’s recommendations, in late 2010, the compensation committee reviewed and adjusted the composition of the peer group for 2011 in order to include companies that were more closely similar in market capitalization, revenue and complexities (i.e. — companies with at least 30% of revenue from foreign sources).

The 2010 and 2011 peer groups are as follows:

	2010 Peer Companies		2011 Peer Companies

1.	Airgas Inc.(1)	1.	Air Products & Chemicals, Inc.(2)
2.	Albemarle Corp.	2.	Albemarle Inc.
3.	Ashland Inc.	3.	Ashland Inc.
4.	Cabot Corp.(1)	4.	Cytec Industries Inc.
5.	Cytec Industries Inc.	5.	Eastman Chemical Co.
6.	Eastman Chemical Co.	6.	Ecolab Inc.(2)
7.	FMC Corp.	7.	FMC Corp.
8.	Huntsman Corp.	8.	Huntsman Corp.
9.	Lubrizol Corp.	9.	Lubrizol Corp.
10.	NALCO Holding Co.	10.	Monsanto Company(2)
11.	PPG Industries Inc.	11.	NALCO Holding Co.
12.	Rockwood Holdings Inc.	12.	PPG Industries Inc.
13.	RPM International Inc.	13.	Praxair Inc.(2)
14.	Westlake Chemical Corp.(1)	14.	Rockwood Holdings Inc.
15.	W.R. Grace & Co.(1)	15.	RPM International Inc.
		16.	Valspar Corporation(2)

(1)	Removed for 2011.

(2)	Added for 2011.

Although the compensation committee strives to set executive compensation at levels that are competitive with the companies in the peer group, it does not rigidly adhere to a particular target in determining executive compensation. Any executive officer’s total compensation may vary from the targets due to various other factors, including exceptionally strong or weak Company or business unit performance over the prior year and particularly strong or weak individual performance over the prior year. The compensation committee also takes into account additional individual factors when establishing total executive compensation levels, including an executive’s position within the Company, level of experience, tenure and need for retention.

Base Salary

Our CEO and the other executive officers are considered “at-will” employees. As such, the compensation committee annually reviews and approves the base salaries for the CEO and each of the other executive officers. In making a determination of the appropriate level of an executive officer’s base salary, the compensation committee considers a number of factors, including (i) the scope, complexity, and financial or business impact of the executive’s position, (ii) the executive’s level of expertise, experience and individual performance, (iii) how the executive’s base salary compares to that of the Company’s other executives, and (iv) how the executive’s base salary compares to the base salary of similarly-situated executives at companies in our peer group. As further discussed above in “Setting Total Compensation”, for any given executive, we generally target the median of base salaries paid to similarly-situated executives at companies in our peer group. However, as a result of the factors mentioned above, base salaries may actually be set higher or lower than the median when appropriate.

Annual Performance Bonus Awards

Plan Summary.  A target annual performance bonus award, expressed as a percentage of annual base salary, is set for each executive officer based upon the market data for his or her position and his or her level within the organization. Target bonus percentages for each named executive officer are shown in the chart below. The actual annual performance bonus award that an executive officer receives can range from 0% — 400% of his or her target annual performance bonus award based upon: (i) our achievement of certain business, financial and safety performance targets and (ii) the achievement by the executive officer of personal objectives established for him or her at the beginning of the year. An individual performance modifier for each executive officer (other than the CEO)

is recommended to the compensation committee by our CEO after the end of the fiscal year, based on his assessment of the satisfactory completion of the various individual objectives. The formula for determining the actual payout for each executive officer is as follows:

Eligible earnings is defined as base pay that is earned for the year. This amount is reflective of any pay adjustments that might have been made throughout the year.

Company Goals and Objectives.  The annual performance bonus awards for 2010 are based upon our achievement of incremental levels of Operating EBITDA, two working capital components (Accounts Receivable (“A/R”) + Inventory; and Accounts Payable (“A/P”)), and environmental, health and safety goals. The compensation committee adopted these performance metrics because it believes that they are the key indicators of our financial and operational success and key drivers of long-term stockholder value. Within each of these performance metric areas, there are three incremental performance levels, which are referred to internally as threshold, target and stretch. No annual performance bonus will be paid unless we meet or exceed the threshold level of Operating EBITDA. The target level for all metrics is set at amounts that reflect our internal, confidential business plan at the time the awards are established. These goals are generally within the ranges we have publicly disclosed for the performance period and, accordingly, require a high level of performance over the period to be achieved. Threshold and stretch levels are set as a percentage of target and designed to keep executives motivated throughout the year (threshold) as well as reward for exceptional performance (stretch).

For 2010, the target annual performance bonus awards and the measurement level for each of the named executive officers were as follows:

	Target Annual
	Performance Bonus	2010 Performance Metrics	Mix of Business
	(% of Base Salary)	and Relative Weight	Unit and Total Company Metrics
David N. Weidman	100%

Steven M. Sterin	80%	65% Operating EBITDA

Douglas M. Madden	90%	25% Working Capital	100% Total Company

James S. Alder	80%	10% EHS

Jacquelyn H. Wolf	70%

The 2010 threshold, target and stretch performance levels, as well as the actual performance levels, for our performance measures were:

	2010
	Actual	Threshold	Target	Stretch

Operating EBITDA(1) ($Millions)	$1,122	$883	$1,104	$1,325
Working Capital (A/R + Inventory)(2)	23.3%	24.1%	23.1%	22.1%
Working Capital (A/P)(2)	10.8%	10.2%	11.2%	12.2%
EHS (OIR)(3)	0.15	0.26	0.22	0.18
EHS (LTIR)(3)	0.05	0.08	0.06	0.04
EHS (Contractor OIR)(3)	0.48	0.58	0.54	0.50

(1)	For purposes of calculating annual performance bonus awards, Operating EBITDA is defined as net earnings plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for other charges and other adjustments.

(2)	For purposes of calculating annual performance bonus awards, the working capital components are defined as (a) (1) third-party accounts receivable plus (2) inventory divided by (3) net sales, and (b) third-party accounts payable divided by net sales. The table reflects the full year average of the quarterly targets of these components. Inventory effects associated with the Kelsterbach, Germany relocation have been excluded from the working capital performance targets and actual results.

(3)	For purposes of calculating annual performance bonus awards, EHS includes our Occupation Safety & Health Administration (“OSHA”) Incident Rate (“OIR,” which is defined as the ratio of OSHA recordable injuries per 200,000 employee work hours) and our Lost Time Injuries Rate (“LTIR,” which is defined as the ratio of lost time injuries per 200,000 employee work hours) and Contractor Incident Rate (“Contractor OIR,” which is defined as the ratio of OSHA recordable injuries per 200,000 contractor work hours).

The targets are based on the operating budget approved by the compensation committee, as adjusted from time to time for acquisitions and divestitures. In 2010, the compensation committee approved adjustments for acquisitions and a change in method of accounting for one of the Company’s investments.

For 2010, the business performance modifier for each of the named executive officers was 108.8%.

Individual Goals and Objectives.  The compensation committee believes that individual performance goals are appropriate instruments for measuring individual contributions to strategic corporate initiatives. Each named executive officer eligible for an annual performance bonus award had individual performance goals within the following framework.

Attract, Retain and Develop	Execute Strategic Plan/	Leadership with Innovation/
Top Talent	Control the Controllables	Leading Senior Level Teams
• Turnover rates • Success rates of newly hired, promoted or transferred executives	• Productivity • Growth • Innovation	• Innovation and marketing • Leadership engagement • Leading the strategic, operational and people agendas of the organization

An executive’s behaviors and results in relation to his or her individual goals are measured through an extensive appraisal process using a 9-box methodology which reflects behaviors and effectiveness in nine possible combinations. Each executive is assigned an individual performance modifier based on the CEO’s assessment of the executive’s achievement of those goals. The compensation committee reviews and approves the modifiers recommended by the CEO. The compensation committee determines the individual performance modifier assigned to the CEO in executive session. The bonus award is paid in March of the year following the performance period.

The rationale for each named executive officer’s individual performance modifier (including the achievement of such executive officer’s personal goals) is described in greater detail below in “Performance Assessment and Individual Compensation Decisions.”

Long-Term Incentive Compensation

In furtherance of our long-term compensation strategy, we seek to offer a compensation mix that provides appropriate incentives to meet our objectives of providing competitive pay packages for talented executives, delivering compensation that is performance-based, and aligning management’s interests with those of stockholders. In 2009, stockholders approved the 2009 Global Incentive Plan (the “2009 GIP”) pursuant to which the Company may grant stock options, stock appreciation rights, restricted stock, time-vesting and performance-vesting restricted stock units and incentive cash bonuses.

As described above in the “Elements of Compensation” table, long-term incentives in the form of equity awards support our compensation objectives and are consistent with our overall strategy to attract, motivate, reward and retain top performers. For 2010, the compensation committee approved a Long-term Incentive Plan (the “2010 LTIP”) under the 2009 GIP, pursuant to which awards of stock options and time-vesting and performance-vesting RSUs were made to our executive officers. The allocation of these awards was designed to be heavily weighted towards performance with 100% of the CEO’s and 75% of the other named executive officers’ equity awarded as performance-vesting RSUs and stock options. The compensation committee believes that this allocation provides an appropriate balance of risk / reward and retention of the executive officer and also appropriately considers the relative dilutive effect of each type of award to our stockholders. Based on our long-term approach to stock ownership, we also implemented a mandatory hold requirement on these long-term incentives that better aligns with business strategy and long-term stockholders as described in further detail below in “Hold Requirement for Equity Awards.” The long-term incentive mix and information regarding hold percentages are shown below:

				% Hold
			Performance	Requirement
	Stock Options	Time RSUs	RSUs	for RSUs
CEO	25%	0%	75%	75%

Other NEOs	25%	25%	50%	45%

Stock Options.  Stock options have a seven-year term and are granted with an exercise price equal to the average of the high and low stock price on the date of grant on October 1, 2010. They will only have value to employees to the extent that the price of our stock is higher than the exercise price of the options. The vesting schedule for our stock options related to the 2010 annual grant is 25% of the award each year for four years. Shares acquired on the exercise of stock options after covering the exercise price, taxes and any transaction costs must be held for one year following exercise.

Time-vesting RSUs.  Time-vesting RSUs facilitate stock ownership and will vest 30%, 30%, and 40% over three years from our 2010 annual grant date of October 1st. On each vesting date, a percentage of the vested shares must be held for an aggregate of seven years from the date of grant.

Performance-vesting RSUs.  Performance-vesting RSUs granted on December 1, 2010 also facilitate stock ownership and will vest on October 1, 2013 based upon the Company’s achievement of target levels of Operating EBITDA during the 2011 and 2012 fiscal years and the change in the price of the Common Stock, including dividends (as if reinvested) (“Total Stockholder Return” or “TSR”) as compared to peer companies during the period from October 1, 2010 through September 28, 2013, according to the schedule below. A portion of the shares that are earned and vested at the end of the performance period will be required to be held for four additional years, or seven years from the date of grant.

		Relative TSR
		Below Threshold	Target	Stretch

Operating EBITDA	Below Threshold	0%	0%	0%
	Target	50%	100%	150%
	Stretch	75%	150%	225%

For purposes of measuring relative Total Stockholder Return for the 2010 performance-vesting RSUs, the compensation committee determined that a broader peer group (the Dow Jones U.S. Chemicals Index) than the one used for comparison of overall compensation was appropriate. The compensation committee’s key considerations in making this decision included (i) the potential higher volatility of results produced by a smaller peer group in a plan of this type, (ii) the desire to establish a peer group that is more accessible to investors, and (iii) the benefits of selecting a peer group that will be “self-adjusting” and updated by an independent third party from year to year. The following 32 companies currently constitute this peer group:

A. Schulman Inc.	Huntsman Corp.
Air Products & Chemicals Inc.	International Flavors & Fragrances Inc.
Airgas Inc.	Lubrizol Corp.
Albemarle Corp.	Minerals Technologies Inc.
Ashland Inc.	Mosaic Co.
Avery Dennison Corp.	NewMarket Corporation
Cabot Corp.	Olin Corp.
Calgon Carbon Corp.	OM Group Inc.
CF Industries Holdings Inc.	PPG Industries Inc.
Cytec Industries Inc.	Praxair Inc.
Dow Chemical Co.	Rockwood Holdings Inc.
E. I. DuPont de Nemours & Co.	RPM International Inc.
Eastman Chemical Co.	Sensient Technologies Corp.
Ecolab Inc.	Sigma-Aldrich Corp.
FMC Corp.	Solutia, Inc.
H. B. Fuller Co.	W. R. Grace & Co.

Other Compensation Elements

Consistent with providing a total pay program that is sufficiently competitive with our peer companies so as to attract and retain highly qualified personnel, our executive officers receive or have access to the following benefits. We believe all of these plans have proven useful and, in many cases, necessary for recruiting and retention purposes.

Health and Welfare.  The health, dental and insurance benefits for executives are comparable with those provided by our peer companies and are generally the same benefits available to our other employees. In addition, we maintain an executive annual physical program that allows our executive officers to monitor and assess their overall health on a regular basis. We believe that this program further mitigates risk to the Company by providing information necessary for successful succession planning.

Celanese Americas Retirement Pension Plan.  All of our named executive officers participate in the same tax-qualified retirement plan, the Celanese Americas Retirement Pension Plan, or CARPP, but because of different hire dates, their participation formulas differ. This plan covers substantially all of our U.S. employees. See “2010 Pension Benefits Table” for details.

Celanese Americas Retirement Savings Plan.  All of our named executive officers are eligible to participate in the Celanese Americas Retirement Savings Plan, or CARSP, a tax-qualified, defined contribution plan (401(k)) sponsored by Celanese Americas LLC, one of our wholly owned subsidiaries. This plan covers substantially all of our U.S. employees. See “Supplemental Perquisites and All Other Compensation Table” for details.

2008 Deferred Compensation Plan.  In December 2007, we adopted a deferred compensation plan which provides certain of our senior employees the opportunity to defer a portion of their compensation in exchange for a future payment amount equal to their deferrals as adjusted based upon the market-performance of specified measurement funds selected by the participant. See “2010 Non-Qualified Deferred Compensation Table” for details.

Severance Policy.  In order to have a competitive benefit that allows for consistent administration without negotiations of special payments, we implemented an Executive Severance Benefits Plan that applies to our named executive officers (excluding the CEO) as well as other company executives. After a thorough market review and internal analysis, the compensation committee approved a severance plan in 2010 that provides, upon the involuntary termination without cause of an executive, for the payment of (i) one year’s base salary, (ii) one year’s annual performance bonus award (based upon target Company performance and a 1.0 individual modifier), and (iii) a pro rata portion of the annual performance bonus award for the year in which the termination occurs (based upon actual Company performance and an 1.0 individual modifier). See “Potential Payments Upon Termination or Change In Control” for details. This benefit is not available to our CEO. Any separation pay or benefit for the CEO must be approved by the compensation committee after a thorough review and analysis of the CEO’s term of employment, past accomplishments, reasons for separation and competitive market practice.

Change in Control Agreements.  We have change in control agreements with all of our executive officers. The change in control agreements provide for a payment to be made to the named executive officers following a termination of employment by the Company without “cause” or by the officer with “good reason” within 2 years following a “change in control” (as each term is defined in the change in control agreements) or following the first public announcement of a potential change in control transaction, provided certain conditions are satisfied. Each change in control agreement has a two-year term that is automatically renewed for successive two-year terms unless 90 days’ notice of non-renewal is given by either party to the agreement. In certain circumstances, certain executives are eligible for a tax reimbursement payment. See “Potential Payments Upon Termination or Change in Control” for details.

In approving the change in control agreements, the compensation committee considered the prevalence of such agreements among similarly-situated executives at our peer companies based on data collected by us. The compensation committee also determined that the uniform non-compete and non-solicit clauses contained in such agreements provide a significant benefit to us. Specifically, the change in control agreements prohibit the executive officer from soliciting customers of, or competing against, the Company for a period of 1 year following the date of termination if such termination occurs following the announcement of a change in control event and 2 years following the date of termination if such termination occurs after a change in control event.

Perquisites.  We review our perquisites program periodically to ensure it remains market competitive for our executives and supportable to our stockholders. We offer a minimal cash perquisite allowance that allows our executive officers to use at their discretion and for the benefits that are most valued by them. This payment is not grossed up for taxes and not available to our CEO, Mr. Madden and Mr. Alder, as discussed below in the footnotes to the 2010 Summary Compensation Table.

Performance Assessment and Individual Compensation Decisions

For 2010, the principal elements of compensation for each of our named executive officers were base salary, annual performance bonus awards, stock options, and time-vesting and performance-vesting restricted stock unit awards. Each of these elements of our compensation program was reviewed by the compensation committee and the compensation committee assessed each element in relation to the other elements paid to each executive when making compensation decisions. The compensation committee also assessed each named executive officer’s performance relative to the goals described above when making individual modifier decisions for the annual performance bonus award. The compensation elements described in the tables below are shown as a percent of our 2010 peer group median developed by FW Cook. The percentage of the median reflected by the long-term incentive awards shown below is based on the planning value at the time of approval and not the grant date fair value reflected in the 2010 Summary Compensation Table. Timing differences between the approval date and grant date along with the accounting methodology for performance-vesting RSUs will cause variances between the committee approved value and the grant date fair value.

In addition to the compensation discussed below, each named executive officer received certain other benefits and compensation described in the 2010 Summary Compensation Table.

David N. Weidman

For fiscal year 2010, David N. Weidman received the following compensation:

Annualized
Base	Annual Performance	Stock Options	Time-Vesting RSUs	Performance-Vesting RSUs
Salary	Bonus Award	(#)	(#)	(#)

$900,000	$1,371,888	68,495	0	96,600

The following table summarizes the deviation from the peer median of each element of Mr. Weidman’s compensation, the reasons for such deviation, and the reasons supporting Mr. Weidman’s individual performance modifier.

Compensation	% of Median
Element	(Target)	Commentary
Base Salary	86%	The compensation committee believes it is appropriate for Mr. Weidman’s base salary to be below the market median because his total compensation should be most heavily weighted towards variable and long-term incentive awards. Mr. Weidman did not receive an increase to his base salary in 2010.

Annual Performance Bonus Award	118%	The compensation committee considered the following accomplishments when determining the individual performance modifier for Mr. Weidman:

•   Achieving $1.1 billion of Operating EBITDA and total working capital of 12.6%

•   Exceeding total productivity and growth and innovation targets

•   Executing against sustainability objectives in the areas of safety, environmental release, energy rates and social responsibility

•   Continuing the successful development of the executive officers and extended leadership team

		• Leading the development of premier processes for product commercialization, marketing and innovation

Long-term Incentive Awards	133%	As noted in the base salary section, Mr. Weidman’s total compensation package is more heavily weighted towards variable and long-term incentive awards.

Total Direct Compensation	120%

Steven M. Sterin

For fiscal year 2010, Steven M. Sterin received the following compensation:

Annualized
Base	Annual Performance	Stock Options	Time-Vesting RSUs	Performance-Vesting RSUs
Salary	Bonus Award	(#)	(#)	(#)

$494,000	$522,791	13,320	6,260	12,520

The following table summarizes the deviation from the peer median of each element of Mr. Sterin’s compensation, the reasons for such deviation, and the reasons supporting Mr. Sterin’s individual performance modifier.

Compensation	% of Median
Element	(Target)	Commentary
Base Salary	106%	Mr. Sterin’s base salary was increased from $475,000 to $494,000 during the year in recognition of his increased contributions to the Company and for market competitiveness reasons. Mr. Sterin is paid above the median of our peer group but remains below the median of market surveys used to validate our peer group data.

Annual Performance Bonus Award	150%	The compensation committee considered the following accomplishments when determining the individual performance modifier for Mr. Sterin:
		• Developing a capital strategy that reduced refinancing risks, future costs and maintained covenant light structure
		• Executing against significant strategic improvements for tax, accounting and enterprise risk management
		• Achieving retention rates for high-potential employees and ensuring the success of the finance leadership team.

Long-term Incentive Awards	97%	Mr. Sterin’s targeted 2010 long-term incentive award was increased to $700,000 to be competitive at the median level for the peer group.

Total Direct Compensation	112%

As discussed in the prior year’s proxy statement, Mr. Sterin received an off-cycle grant of 13,436 time-vesting RSUs valued at $400,000 on February 10, 2010 that will vest June 30, 2014. This award was made in recognition of Mr. Sterin’s performance as Chief Financial Officer and his increasing level of responsibility within the Company.

Douglas M. Madden

For fiscal year 2010, Douglas M. Madden received the following compensation:

Annualized
Base	Annual Performance	Stock Options	Time-Vesting RSUs	Performance-Vesting RSUs
Salary	Bonus Award	(#)	(#)	(#)

$650,000	$929,982	22,835	10,735	21,465

The following table summarizes the deviation from the peer median of each element of Mr. Madden’s compensation, the reasons for such deviation, and the reasons supporting Mr. Madden’s individual performance modifier.

Compensation	% of Median
Element	(Target)	Commentary
Base Salary	112%	Mr. Madden’s base salary is above the median of our peer group but remains below the median of market surveys used to validate our peer group data.

Annual Performance Bonus Award	186%	The compensation committee considered the following accomplishments when determining the individual performance modifier for Mr. Madden:
		• Achieving $1.1 billion of Operating EBITDA
		• Exceeding productivity and growth and innovation targets
		• Executing against business level strategic actions as determined by the compensation committee
		• Achieving retention rates for high-potential employees and ensuring the success of the business leadership teams
		• Operationalizing premier processes for product commercialization, marketing and innovation

Long-term Incentive Awards	157%	In order to remain competitive and ensure long-term retention, Mr. Madden’s long-term incentive target is above the median of our peer group but remains below the median of market surveys used to validate our peer group data.

Total Direct Compensation	151%

As discussed in the prior year’s proxy statement, Mr. Madden received an off-cycle grant of 16,795 time-vesting RSUs valued at $500,000 on February 10, 2010 that will vest December 31, 2013. This award was made in recognition of Mr. Madden’s promotion to chief operating officer and his increased level of responsibility within the Company.

James S. Alder

For fiscal year 2010, James S. Alder received the following compensation:

Annualized
Base	Annual Performance	Stock Options	Time-Vesting RSUs	Performance-Vesting RSUs
Salary	Bonus Award	(#)	(#)	(#)

$465,850	$357,152	19,030	8,945	17,890

The following table summarizes the deviation from the peer median of each element of Mr. Alder’s compensation, the reasons for such deviation, and the reasons supporting Mr. Alder’s individual performance modifier.

Compensation	% of Median
Element	(Target)	Commentary
Base Salary	107%	Mr. Alder’s base salary was increased from $423,500 to $465,850 per the planned increase set in 2007. Mr. Alder is paid appropriately based on his level of expertise and contributions to the Company.

Annual Performance Bonus Award	117%	The compensation committee considered the following accomplishments when determining the individual performance modifier for Mr. Alder:
		• Exceeding productivity targets
		• Executing against innovation-based growth plans
		• Maintaining the Kelsterbach project on schedule while adding incremental capacity and other enhancements
		• Achieving retention rates for high-potential employees and ensuring the success of the Operations and Technical leadership teams

Long-term Incentive Awards	148%	In order to ensure long-term retention, Mr. Alder’s long-term incentive target is above the median of our peer group.

Total Direct Compensation	127%

Jacquelyn H. Wolf

Jacquelyn H. Wolf joined the Company in December 2009 as our Senior Vice President, Human Resources. For fiscal year 2010, Ms. Wolf received the following compensation:

Annualized
Base	Annual Performance	Stock Options	Time-Vesting RSUs	Performance-Vesting RSUs
Salary	Bonus Award	(#)	(#)	(#)

$400,000	$304,864	8,565	4,025	8,050

The following table summarizes the deviation from the peer median of each element of Ms. Wolf’s compensation, the reasons for such deviation, and the reasons supporting Ms. Wolf’s individual performance modifier.

Compensation	% of Median
Element	(Target)	Commentary
Base Salary	117%	Based on a competitive market positioning for base salary, Ms. Wolf did not receive an increase in 2010.

Annual Performance Bonus Award	162%	The compensation committee considered the following accomplishments when determining the individual performance modifier for Ms. Wolf:
		• Leading organizational actions to facilitate the successful development of the executive officers and senior leadership team and to ensure successful succession planning
		• Developing successful strategies for cost savings
		• Implementing changes to the overall compensation strategy of the Company for better stockholder alignment
		• Achieving retention rates for high-potential employees

Long-term Incentive Awards	126%	In order to reward superior performance and ensure long-term retention, Ms. Wolf’s long-term incentive award was above the median of our peer group.

Total Direct Compensation	130%

In addition, in connection with the hiring of Ms. Wolf in December 2009, she received the following additional compensation during fiscal year 2010:

•	$200,000 cash sign-on bonus

•	17,500 time-vesting RSUs (valued at grant date at $569,450)

•	7,500 performance-vesting RSUs (valued at grant date at $292,200)

•	30,000 non-qualified stock options (valued at grant date at $469,800)

•	relocation benefits and certain other compensation as described in the Summary Compensation Table

Each of these equity awards was granted under the 2009 GIP. The terms of these awards are set forth above in “Compensation Philosophy and Elements of Compensation — Long-Term Incentive Compensation” and below in the 2010 Grants of Plan-Based Awards Table.

Additional Information Regarding Executive Compensation

Following are descriptions of other policies that we believe are integral to a stockholder’s understanding of the Company’s overall executive compensation program structure.

Executive Stock Ownership Requirements

In 2007 the compensation committee adopted a stock ownership policy for senior management. Ownership includes (i) shares of our stock held outright, whether individually or through beneficial ownership in a trust, (ii) time-vesting and performance-vesting RSUs that have not vested (at target), and (iii) shares of our stock or share equivalents held in a Company-sponsored deferred compensation or retirement plan. Stock options do not count towards the executive officer’s ownership requirements. Failure to meet stock ownership requirements by the end of year 5, or failure to make a meaningful effort to do so, may result in the executive officer not receiving future base salary increases or equity awards, and may also make the executive officer ineligible for promotion.

The following table sets forth, as of December 31, 2010, the ownership requirement (expressed as a percentage of base salary) for each of our named executive officers, the actual number of shares owned and resulting ownership percentage, and the deadline for compliance:

	Current Level of Celanese Stock Ownership
	Ownership				Deadline for
	Requirement as a	Total			Compliance with
	Multiple of Base	Number of		As	Stock Ownership
	Salary	Shares		% of Base Salary(1)	Guidelines

Mr. Weidman	600%	728,223(2	)(3)	3,377%	December 2012
Mr. Sterin	300%	60,275		509%	December 2012
Mr. Madden	400%	192,823	(2)	1,238%	December 2012
Mr. Alder	400%	160,248	(2)	1,435%	December 2012
Ms. Wolf	300%	35,799		374%	December 2014

(1)	Calculated using the average of the 2010 high and low closing share prices of $32.61.

(2)	After giving effect to the settlement of performance RSUs issued in April 2007 whose performance period ended on December 31, 2010. See 2010 Option Exercises and Stock Vested table.

(3)	Includes 200,000 Performance Units granted December 11, 2008.

As of February 23, 2011, all of the named executive officers had already achieved the required level of stock ownership.

Hold Requirement for Equity Awards

Based on our long-term approach to stock ownership, our compensation committee added a hold feature to the long-term equity awards provided to our executive officers in our 2010 annual grants. A hold feature better aligns with our long-term business strategy and the interest of our long-term stockholders. As noted above, this year we awarded stock options, time-vesting RSUs (except to the CEO) and performance-vesting RSUs. When each stock option is exercised, the executive officer must hold for an additional one year the net shares received after covering the exercise price, taxes and any transaction costs. For any time-vesting RSUs that become vested on a vesting date, a portion (55%) shall be immediately deliverable to the executive officer and the remaining portion (i.e., 45%) shall be subject to a hold requirement extending until the seventh anniversary of the grant date. For any performance-vesting RSUs that become vested, after adjustment for the achievement of the performance goals, a portion (25% for the CEO and 55% for the other named executive officers) shall be immediately deliverable to the executive officer and the remaining portion (i.e., 75% for the CEO and 45% for the other named executive officers) shall be subject to a hold requirement extending until the seventh anniversary of the grant date. The shares held after the exercise of options and the time- and performance-vesting RSUs subject to a hold requirement shall be deliverable to the executive officers earlier upon the executive officer’s death or disability or a change in control. If during the hold period the executive officer’s employment is terminated by the Company for cause (as defined in the award agreement) or the executive officer breaches the applicable clawback agreement with the Company, the shares and RSUs subject to the hold requirement shall be forfeited and cancelled without consideration.

Executive Compensation Recoupment Policy

In order to further align management’s interests with the interests of stockholders and support good governance practices, our compensation committee adopted a recoupment (also known as a “clawback”) policy applicable to long-term incentive cash awards, restricted stock units, stock options or any other form of equity awarded to an employee. The policy prohibits the awardee from (i) disclosing confidential or proprietary information, (ii) competing with us, and (iii) soliciting or hiring employees, former employees or consultants of ours for a period of one year following the termination of the employee’s employment with us for any reason. In the event that the awardee violates the provisions of the recoupment policy, the awardee will cease vesting and forfeit any rights to the covered awards and will be required to deliver to us any amount received from the long-term incentive cash award or gain realized on any stock option exercises or any other transaction relating to an equity grant by us.

In addition, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO will be required to reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of securities of the Company during those 12 months.

Prohibition on Hedging

Our board has recently amended our Insider Trading Policy to prohibit directors and employees from (i) entering into transactions that have the effect of hedging risk associated with owning shares of our Common Stock, including engaging in short sales, engaging in transactions in put or call options or other derivative securities, or engaging in any other forms of hedging transactions relative to our Common Stock, such as collars or forward sale contracts, and (ii) purchasing our shares on margin.

Tally Sheets

From time-to-time, the compensation committee reviews a summary report, or “tally sheet,” prepared by FW Cook or management for each named executive officer. The purpose of a tally sheet is to show the total dollar value of the executive’s annual compensation. This includes the executive’s base salary, annual performance bonus award, equity-based compensation, perquisites, pension benefit accruals, and other compensation. The tally sheet also shows holdings of our stock and equivalents, and accumulated value and unrealized gains under prior equity-based compensation awards. In addition, the tally sheet shows amounts payable to the named executive officer upon termination of the executive’s employment under various circumstances, including retirement or a change in control. The compensation committee uses tally sheets to estimate the total annual compensation of the named executive officers, and to provide perspective on the value accumulated by the named executive officers from our compensation programs and the potential payouts to them under a range of termination scenarios.

Employment Agreements

The compensation committee has determined that it is not in our best interest to enter into employment agreements with the CEO or any other executive officer of the Company. However, we have entered into offer letters with certain of the executive officers from time to time, including Ms. Wolf, at the time of her hiring. These offer letters generally contain provisions outlining the executive’s base salary, bonus, sign-on equity grants and, in some cases, severance provisions. These offer letters do not create an expectation of employment and all of our executive officers remain employed “at will.”

Tax and Accounting Considerations

Tax Deductibility of Compensation Expense.  Section 162(m) of the Internal Revenue Code (the “Code”) places a limit of $1,000,000 on the amount of compensation to our CEO and the three other most highly compensated officers employed at the end of the year (other than our Chief Financial Officer) that may be deducted by us as a business expense in any tax year unless, among other things, the compensation is performance-based and has been approved by the stockholders. Salaries for the named executive officers do not qualify as performance-based compensation. Time-vesting RSUs granted by us do not qualify for an exemption under Section 162(m); however, stock options and performance-vesting RSUs granted by us in 2010 do qualify for an exemption under Section 162(m). Additionally, annual performance bonus awards for 2010, which were awarded under the 2009 GIP, qualify as performance-based compensation and, therefore, for an exemption under Section 162(m). As permitted by such program, the compensation committee used its discretion to reduce a maximum award (200% of target for business performance and 200% of target for individual performance) to the amount actually awarded to each named executive officer.

The compensation committee believes that in establishing incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable should be only one of several factors taken into consideration and not the sole governing factor. For that reason, the compensation committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation that may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

Tax Implications for Officers.  Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. We do not believe this has had an impact on our compensation program for the executive officers because our deferred compensation plans have been designed to comply with Section 409A. Section 280G of the Code imposes an excise tax on payments to executives of severance or change in control compensation paid in connection with a change of control that exceed the levels specified in Section 280G. The named executive officers could receive the amounts shown on the table in the section entitled “Potential Payments Upon Termination or Change in Control” below as severance or change in control payments, but the compensation committee does not consider their potential impact in setting total annual compensation.

Accounting Considerations.  The compensation committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and non-equity performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with FASB ASC Topic 718. The compensation committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

Risk Assessment of Compensation Practices

It is our policy to regularly monitor our compensation policies and practices to determine whether our risk management objectives are being met and to adjust those policies and practices to address any incentives that are determined to encourage risks that are reasonably likely to have a material adverse effect on us and any changes in our risk profile. With respect to the compensation of our executives, the compensation committee, with the input of the independent compensation consultant and management, takes into consideration whether any such programs may incentivize excessive risk behavior. As part of these considerations and consistent with its compensation philosophy, our compensation programs, particularly our annual and long-term incentive programs, are designed to provide incentives for the executives to achieve our objectives without encouraging excessive risk taking because:

•	our incentive plans utilize a mix of short-term and long-term performance measures, which provide executives with short-term incentive to improve our results while also providing a significant incentive to maintain those results for the long-term;

•	a significant portion of our most senior executives’ incentive compensation consists of stock-based compensation, which when coupled with our stock ownership policy, encourages long-term equity ownership by the executives, aligning their interests with our stockholders;

•	the financial metrics utilized under each of the plans are designed to reflect measures of stockholder value over multiple years or annual operational performance that the compensation committee believes will tend to create long-term stockholder value;

•	various non-financial metrics (such as achievement of environmental, health and safety goals) are used as part of the process of determining compensation;

•	in determining the exact mix of compensation from year to year, the compensation committee intends to provide awards that provide an appropriate level of “market risk” that does not encourage excessive risk taking; and

•	compensation payment opportunities that may be excessive are avoided due to the limits placed on the amount of incentive payments that may be earned.

With respect to compensation of employees other than executives, under the direction of the compensation committee, management has reviewed our compensation policies and practices to determine whether those policies and practices encourage excessive risk-taking. Our compensation programs for employees other than executives are designed to incentivize employees to demonstrate the courage to make decisions that benefit the Company as a whole, while accepting personal accountability and avoiding unnecessary risk.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during 2010 employed as an employee or officer of the Company or had any relationship with us requiring disclosure as a related-party transaction.

In addition, no executive officer of the Company has served on the board of directors or compensation committee of any other entity that has one or more executive officers who served as a member of our board of directors or compensation committee during 2010.

Compensation Tables

2010 Summary Compensation Table

The following table summarizes all compensation for the fiscal years ended December 31, 2010, 2009 and 2008 awarded to, earned by, or paid to each of the named executive officers:

										Change in
										Pension Value
										and
										Nonqualified
									Non-Equity	Deferred	All
					Stock		Option		Incentive Plan	Compensation	Other
Name and Principal		Salary	Bonus		Awards		Awards		Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)		($)(2)		($)(3)		($)(4)	($)(5)	($)(6)	($)

David N. Weidman	2010	900,000	—		3,437,994	(7)	991,808		2,325,607	835,383	74,857	8,565,649
Chairman and Chief	2009	934,615	—		5,134,899		598,324		1,891,931	450,834	50,719	9,061,322
Executive Officer	2008	900,000	—		2,566,913		—		1,699,799	867,875	64,435	6,099,022
Steven M. Sterin	2010	480,154	—		1,069,497	(8)	192,874		522,791	12,040	28,392	2,305,748
Senior Vice President and	2009	447,115	—		700,040		—		315,716	16,105	18,814	1,497,790
Chief Financial Officer	2008	355,962	—		169,510		—		257,506	3,161	37,154	820,132
Douglas M. Madden	2010	632,692	—		1,647,897	(8)	330,651		1,021,475	877,260	43,054	4,553,029
Chief Operating Officer	2009	505,769	—		1,531,076		29,788		537,772	677,555	25,658	3,307,618
James S. Alder	2010	455,588	—		956,668	(8)	275,554		473,401	4,160,773	27,364	6,349,348
Senior Vice President, Operations and Technical
Jacquelyn H. Wolf	2010	400,000	200,000	(9)	1,292,124	(10)	593,821	(11)	304,864	9,831	240,545	3,041,185
Senior Vice President, Human Resources

(1)	Salary paid in 2009 reflects 27 pay periods as compared to Salary paid in 2010 and 2008 which reflects 26 pay periods.

(2)	Represents the grant date fair value of long-term equity incentive awards granted in 2010 under our 2009 GIP computed in accordance with FASB ASC Topic 718. For a detailed discussion of the method and assumptions used to calculate such value, see Note 19 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Further information regarding the performance-vesting RSUs granted to the named executive officers during 2010 is set forth in footnotes 7, 8 and 10 to this 2010 Summary Compensation Table and in the 2010 Grants of Plan-Based Awards Table on a grant-by-grant basis.

(3)	Represents the grant date fair value of stock options granted in 2010 under our 2009 GIP computed in accordance with FASB ASC Topic 718. The value of stock options granted under the 2010 LTIP was calculated using a price per share of $14.48, the estimated fair value per share using the Black-Scholes pricing method, on October 1, 2010, the date of grant. For a detailed discussion of the method and assumptions used to calculate such value, see Note 19 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Further information regarding the stock options granted to the named executive officers during 2010 is set forth in the 2010 Grants of Plan-Based Awards Table on a grant-by-grant basis.

(4)	Includes annual performance bonus award cash payouts with respect to 2010 performance and the value of gains and losses on the cash balance account pursuant to the 2007 Revised Deferred Compensation Plan for each named executive officer as follows:

		2007 Revised Deferred
	Annual Performance	Compensation Plan
	Bonus	Gains and
Name	Award ($)	Losses ($)

Mr. Weidman	1,371,888	953,719
Mr. Sterin	522,791	—
Mr. Madden	929,982	91,493
Mr. Alder	357,152	116,249
Ms. Wolf	304,864	—

In 2007, certain executives were given the opportunity to exchange their potential deferred compensation account payouts, which were established and earned under a previous plan, and replace that amount into a new deferred compensation account credited with an earnings factor. If the executive chose to replace these amounts into the 2007 Revised Deferred Compensation Plan, the amounts would generally only be payable if the executive was employed through December 31, 2010. The amounts shown in the chart above reflect the compensation gains or losses in the related deferred compensation account during 2010.

Further information about the Annual Performance Bonus Plan is set forth in “Compensation Discussion and Analysis — Annual Performance Bonus Awards,” and in the 2010 Grants of Plan-Based Awards Table. Further information about the 2007 Revised Deferred Compensation Plan is set forth under the caption “2004 Deferred Compensation Plan and 2007 Revised Deferred Compensation Plan” below the 2010 Option Exercises and Stock Vested Table and in the 2010 Nonqualified Deferred Compensation Table.

(5)	Consists entirely of the aggregate respective change in the actuarial present value of each individual’s pension benefits based on a discount rate of 5.3%. The discount rate in 2009 was 5.9%. The change in discount rate contributed to a $298,777 increase from 2009 for Mr. Weidman.

(6)	See Supplemental Perquisites and All Other Compensation Table below for further information.

(7)	The value of performance-vesting RSUs granted under the 2010 LTIP was calculated using a price per share of $35.59, the estimated fair value per share as determined using a Monte Carlo simulation, on December 1, 2010, the date of grant, discounted for lack of dividend participation and hold restrictions.

With respect to performance-vesting RSUs granted under the 2010 LTIP, payout of such performance-vesting RSUs can range from a minimum of 0% to a maximum of 225% of target. The target and maximum potential values of the award of performance-vesting RSUs for Mr. Weidman using the estimated fair value discussed above, assuming performance at the target and highest levels of performance conditions, is set forth below. The target value is considered to be the value at the grant date based upon the probable outcome of the performance conditions.

Target Number of	Value at Target	Maximum Number of	Value at Highest
PRSUs	Performance ($)	PRSUs	Performance ($)

96,600	3,437,994	217,350	7,735,487

(8)	The value of time-vesting RSUs granted under the 2010 LTIP was calculated using a price per share of $27.39, the average of the high and low market price of our Common Stock as reported by the NYSE on October 1, 2010, the date of grant, discounted for lack of dividend participation and hold restrictions. The value of performance-vesting RSUs granted under the 2010 LTIP was calculated using a price per share of $39.78, the estimated fair value of per share as determined using a Monte Carlo simulation, on December 1, 2010, the date of grant, discounted for lack of dividend participation and hold restrictions.

With respect to performance-vesting RSUs granted under the 2010 LTIP, payout of such performance-vesting RSUs can range from a minimum of 0% to a maximum of 225% of target. The target and maximum potential values of the award of performance-vesting RSUs for each named executive officer using the estimated fair value discussed above, assuming performance at the target and highest levels of performance conditions, is set forth below. The target value is considered to be the value at the grant date based upon the probable outcome of the performance conditions.

	Target Number of	Value at Target	Maximum Number of	Value at Highest
Name	PRSUs	Performance ($)	PRSUs	Performance ($)

Mr. Sterin	12,520	498,046	28,170	1,120,603
Mr. Madden	21,465	853,878	48,296	1,921,215
Mr. Alder	17,890	711,664	40,253	1,601,264

(9)	Sign-on bonus paid pursuant to Ms. Wolf’s offer letter dated November 18, 2009.

(10)	Includes (i) 17,500 time-vesting RSUs ($569,450) granted in connection with the hiring of Ms. Wolf, (ii) 4,025 time-vesting RSUs ($110,245) granted under the 2010 LTIP and (iii) the performance-vesting RSUs discussed below. The value of time-vesting RSUs in connection with the hiring of Ms. Wolf was calculated using a price per share of $32.54, the average of the high and low market price of our Common Stock as reported by the NYSE on January 21, 2010, the date of grant. The value of performance-vesting RSUs granted in connection with the hiring of Ms. Wolf was calculated using a price per share of $38.96, the estimated fair value per share as determined using a Monte Carlo simulation, on January 21, 2010, the date of grant. The value of performance-vesting RSUs granted under the 2010 LTIP was calculated using a price per share of $39.78, the estimated fair value per share as determined using a Monte Carlo simulation, on December 1, 2010, the date of grant, discounted for lack of dividend participation and hold restrictions. Payout for the performance-vesting RSUs can range from a minimum of 0% to a maximum of 225% of target. The target and maximum potential values of the award of performance-vesting RSUs granted in connection with the hiring of Ms. Wolf and pursuant to the 2010 LTIP for Ms. Wolf using the estimated fair market values discussed above, assuming performance at the target and highest levels of performance conditions, is set forth below. The target value is considered to be the value at the grant date based upon the probable outcome of the performance conditions.

	Target	Value at	Maximum	Value at
	Number of	Target	Number of	Highest
Award	PRSUs	Performance ($)	PRSUs	Performance ($)

Sign-on	7,500	292,200	16,875	657,450
2010 LTIP	8,050	320,229	18,113	720,535

(11)	Includes 30,000 non-qualified stock options granted in connection with the hiring of Ms. Wolf.

Supplemental Perquisites and All Other Compensation Table

The following supplemental table summarizes perquisites and other compensation paid to each of the named executive officers for the fiscal year ended December 31, 2010, which are included in the “All Other Compensation” column of the 2010 Summary Compensation Table:

			Excess	Personal
			Personal	Benefits
	Supplemental	Matching	Liability	Related to	Executive		Relocation
	Savings Plan	401k	Insurance	Company	Health	Perquisite	Tax Gross-
	Contributions	Contributions	Premiums	Events	Services	Allowance	Ups		Other
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)		($)

David N. Weidman	34,480	12,250	2,200	24,127	1,800	—	—		—
Steven M. Sterin	—	8,788	2,200	2,404	—	15,000	—		—
Douglas M. Madden	13,038	12,250	1,125	16,641	—	—	—		—
James S. Alder	9,221	12,250	1,125	2,968	1,800	—	—		—
Jacquelyn H. Wolf	—	10,712	575	—	—	15,000	22,223	(7)	192,035	(8)

(1)	The Celanese Americas Supplemental Retirement Savings Plan, or CASRSP, is an unfunded, nonqualified defined contribution plan that is available only to persons employed by Celanese prior to January 1, 2001. If a person meets this eligibility requirement, he or she is entitled to an allocation under this plan equal to 5% of his or her salary in excess of the compensation limits under the CARSP. The amount contributed to the plan on behalf of a participant is credited with earnings based on the earnings rate of the Stable Value Fund (a fund invested in debt instruments), which is a fund maintained for investments under the CARSP. The annualized rate of return for 2010 was 1.0%. Distributions under this plan are in the form of a lump sum payment which is paid as soon as administratively practicable after termination of employment. Further information about the CASRSP is set forth in the 2010 Pension Benefits Table.

(2)	We make a matching contribution based on the employee’s pre-tax and after-tax contributions to the CARSP. We match 100% up to the first 5% that is contributed. Contributions that are in excess of 5% will not be matched. This benefit is provided to all U.S.-based eligible employees.

(3)	The Group Excess Personal Liability insurance policy provides excess limit of liability coverage to executives of Celanese Americas LLC.

(4)	During 2010, each of our executive officers, including our named executive officers, were encouraged to bring his or her spouse or a guest to certain board meetings and other Company events. This column includes expenses paid for or reimbursed by the Company in connection with spousal or guest attendance, as well as certain non-business related expenses incurred by the named executive officer at these events. Such expenses could include meals, airfare, lodging and other entertainment, and other similar items.

(5)	Represents the cost of an annual comprehensive physical exam and expert consultation.

(6)	We offer a cash perquisite allowance to our executive officers, other than our chief executive officer, chief operating officer and Mr. Alder, which we allow them to use at their discretion. This payment is not grossed up for taxes.

(7)	Paid to reimburse Ms. Wolf for taxes paid in connection with $37,035 of relocation expenses paid for by us in accordance with our relocation policy available to all employees. No other tax gross-ups of any type were paid to any other named executive officer during 2010.

(8)	Includes $150,000 in reimbursement for capital loss on sale of home, a $5,000 sales bonus and $37,035 in relocation expenses, each paid in accordance with our relocation policy. As part of our executive relocation policy, Ms. Wolf was only eligible to receive a maximum amount of $150,000 for a loss on a sale of her home. Ms. Wolf’s actual loss was $254,900. All employees that receive relocation benefits are eligible for the loss on sale benefit but at different capped amounts.

2010 Grants of Plan-Based Awards Table

The following table summarizes incentive awards and other plan-based awards granted to each of the named executive officers during the fiscal year ended December 31, 2010:

		Non-Equity Incentives			Equity Incentive Plans
		Estimated Possible Payouts Under						All Other Stock Awards			Grant
		Non-			Estimated Possible Payouts Under			Number of	Securities		Date
		Equity Incentive Plans			Equity Incentives			Shares of	Underlying	Exercise	Fair
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stocks or Units	Options	Price	Value
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)

David N. Weidman APBP(1)	N/A	225,000	900,000	1,800,000
Performance-vesting RSUs	12/1/2010				24,150	96,600	217,350				3,437,994
Stock Options	10/1/2010								68,495	32.35	991,808
Steven M. Sterin APBP(1)	N/A	96,031	384,123	768,246
Performance-vesting RSUs	12/1/2010				3,130	12,520	28,170				498,046
Time-vesting RSUs	10/1/2010							6,260			171,461
Time-vesting RSUs	2/10/2010							13,436			399,990
Stock Options	10/1/2010								13,320	32.35	192,874
Douglas M. Madden APBP(1)	N/A	142,356	569,423	1,138,846
Performance-vesting RSUs	12/1/2010				5,366	21,465	48,296				853,878
Time-vesting RSUs	10/1/2010							10,735			294,032
Time-vesting RSUs	2/10/2010							16,795			499,987
Stock Options	10/1/2010								22,835	32.35	330,651
James S. Alder APBP(1)	N/A	79,728	318,912	637,842
Performance-vesting RSUs	12/1/2010				4,473	17,890	40,253				711,664
Time-vesting RSUs	10/1/2010							8,945			245,004
Stock Options	10/1/2010								19,030	32.35	275,554
Jacquelyn H. Wolf APBP(1)	N/A	70,000	280,000	560,000
Performance-vesting RSUs	12/1/2010				2,013	8,050	18,113				320,229
Performance-vesting RSUs(2)	1/21/2010				1,875	7,500	16,875				292,200
Time-vesting RSUs	10/1/2010							4,025			110,245
Time-vesting RSUs(2)	1/21/2010							17,500			569,450
Stock Options	10/1/2010								8,565	32.35	124,021
Stock Options(2)	1/21/2010								30,000	32.54	469,800

(1)	Annual Performance Bonus Plan. Further information about the Annual Performance Bonus Plan is set forth in “Compensation Discussion and Analysis — Annual Performance Bonus Awards.” Regardless of threshold, target or stretch achievement, these awards are also subject to an individual modifier ranging from 0-200%. For purposes of this table, (i) the “threshold” bonus amount is calculated based upon all plan performance measures being achieved at the plan threshold levels (25% of target bonus); (ii) the “target” bonus amount is calculated based upon all performance measures being achieved at the plan target levels (100% of target bonus); (iii) the “maximum” bonus amount is calculated based upon all performance measures being achieved at the plan stretch levels (200% of target bonus); and (iv) the individual performance modifier for each executive officer being equal to 100% in all the scenarios.

(2)	Awarded in connection with Ms. Wolf joining the Company in December 2009.

Each award of performance-vesting RSUs under the 2010 LTIP vests on October 1, 2013 based upon the achievement of target levels of Operating EBITDA during the 2011 and 2012 fiscal years, and Total Stockholder Return as compared to peer companies during the period from October 1, 2010 through September 28, 2013. Each award of time-vesting RSUs under the 2010 LTIP program vests 30% on October 1, 2011, 30% on October 1, 2012 and 40% on October 1, 2013. Each award of stock options under the 2010 LTIP vests 25% on each of October 1, 2011, October 1, 2012, October 1, 2013, and October 1, 2014. Further information about the 2010 LTIP is set forth in “Compensation Discussion and Analysis — Long-Term Incentive Compensation.”

Ms. Wolf’s award of performance-vesting RSUs in January 2010 vests on October 1, 2012 based upon the achievement of target levels of Operating EBITDA during the 2010 and 2011 fiscal years and Total Stockholder Return as compared to peer companies during the period from October 1, 2010 through September 28, 2012. Ms. Wolf’s award of time-vesting RSUs in January 2010 vests 20% on October 1, 2010, 30% on October 1, 2011, 30% on October 1, 2012, and 20% on October 1, 2013. Ms. Wolf’s award of stock options in January 2010 vests 20% on October 1, 2010, 30% on October 1, 2011, 30% on October 1, 2012, and 20% on October 1, 2013. Mr. Sterin’s and Mr. Madden’s awards of time-vesting RSUs in February 2010 vest on June 20, 2014 and December 31, 2013, respectively.

Outstanding Equity Awards at Fiscal 2010 Year-End Table

The following table summarizes outstanding equity awards held by each of the named executive officers as of December 31, 2010, including the vesting dates for the portions of these awards that have not yet vested:

		Option Awards						Stock Awards
											Equity		Equity Incentive
											Incentive		Plan Awards:
											Plan Awards:		Market
		Number			Equity Incentive					Market	Number		or Payout
		of	Number of		Plan Awards:			Number of		Value of	of Unearned		Value of
		Securities	Securities		Number			Shares or		Shares or	Shares,		Unearned
		Underlying	Underlying		of Securities			Units of		Units of	Units or		Shares,
		Unexercised	Unexercised		Underlying	Option		Stock That		Stock That	Other Rights		Units or Other
		Options	Options		Unexercised	Exercise	Option	Have Not		Have Not	That Have		Rights That Have
		(#)	(#)		Unearned Options	Price	Expiration	Vested		Vested	Not Vested		Not Vested
Name		Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)

David N. Weidman	1/21/2005	3,149,074	0			16.00	1/21/2015
	10/1/2010	0	68,495	(2)		32.35	10/1/2017
	10/1/2009							25,200		1,037,484
	12/11/2008										200,000	(1)	8,234,000
	12/2/2009										108,000	(6)(7)	4,446,360
	12/1/2010										96,600	(6)(8)	3,977,022
Steven M. Sterin	7/25/2007	25,000	25,000	(3)		40.13	7/25/2017
	6/30/2006	30,000	15,000	(4)		20.37	6/30/2016
	5/16/2006	20,000	10,000	(4)		21.02	5/16/2016
	10/1/2010	0	13,320	(2)		32.35	10/1/2017
	10/1/2009							7,700	(11)	317,009
	2/10/2010							13,436	(12)	553,160
	10/1/2010							6,260	(13)	257,724
	4/2/2007										3,125	(9)	128,656
	12/11/2008										13,400	(10)(6)	551,678
	12/2/2009										11,000	(6)(7)	452,870
	12/1/2010										12,520	(7)(8)	515,448
Douglas M. Madden	1/21/2005	156,775	0			16.00	1/21/2015
	10/1/2010	0	22,835	(2)		32.35	10/1/2017
	10/1/2009							16,800	(11)	691,656
	2/10/2010							16,795	(14)	691,450
	10/1/2010							10,735	(13)	441,960
	4/2/2007										3,631	(9)	149,488
	12/11/2008										21,700	(6)(10)	893,389
	12/2/2009										24,000	(6)(7)	988,080
	12/1/2010										21,465	(6)(8)	883,714
James S. Alder	1/21/2005	174,055	0			16.00	1/21/2015
	10/1/2010	0	19,030	(2)		32.35	10/1/2017
	10/1/2009							11,200	(11)	461,104
	10/1/2010							8,945	(13)	368,266
	12/11/2008										16,700	(10)	687,539
	12/2/2009										16,000	(6)(7)	658,720
	12/1/2010										17,890	(6)(8)	736,531
Jacquelyn H. Wolf	1/21/2010	6,000	24,000	(5)		32.54	1/21/2017
	10/1/2010	0	8,565	(2)		32.35	10/1/2017
	1/21/2010							14,000	(16)	576,380
	10/1/2010							4,025	(13)	165,709
	1/21/2010										7,500	(15)	308,775
	12/1/2010										8,050	(8)	331,419

(1)	Represents 200,000 Performance Units granted to Mr. Weidman on December 11, 2008. Each Performance Unit is worth one share of our Common Stock, subject to adjustment (0-225% of targeted amount shown) based on Company performance against pre-established metrics, but is settled in cash upon vesting.

(2)	25% of these options vest, subject to a hold requirement upon exercise, on each of October 1, 2011, October 1, 2012, October 1, 2013 and October 1, 2014.

(3)	12,500 of these options vest on each of January 1, 2011 and January 1, 2012.

(4)	The remainder of these options vest on January 1, 2011.

(5)	9,000 of these options vest on each of October 1, 2011 and October 1, 2012. 6,000 of these options vest on October 1, 2013.

For all stock options listed above, the named executive officers may exercise all or any part of the vested portion of their options prior to the expiration date of the grant. However, if the executive’s employment is terminated by us without cause, by the executive with good reason, or due to death or disability or retirement, the executive may exercise the vested portion of the options for a period ending on the earlier of one year following the date of such termination and the expiration date. If the executive terminates without good reason, the executive may exercise the vested portion of the option for a period ending on the earlier of 90 days following the date of such termination and the expiration date. If the termination is by us for cause, then all options to the extent not vested and exercisable immediately terminate and cease to be exercisable.

(6)	Each of the performance-vesting RSUs vest based upon the Company’s achievement of the following performance metrics. Further information about the performance-vesting RSUs is set forth in “Compensation Discussion and Analysis — Long-Term Incentive Compensation.”

		Relative TSR
		Below Threshold	Target	Stretch

Operating EBITDA	Below Threshold	0%	0%	0%
	Target	50%	100%	150%
	Stretch	75%	150%	225%

(7)	These shares will vest on October 1, 2012, subject to adjustment (0-225% of targeted amount shown) based on Company performance against pre-established metrics.

(8)	These shares will vest, subject to a hold feature, on October 1, 2013, subject to adjustment (0-225% of targeted amount shown) based on Company performance against pre-established metrics.

(9)	Amounts reflect performance shares that remain outstanding and eligible to vest on September 30, 2011. The award was designed to vest based upon the achievement of Total Stockholder Return as compared to peer companies during four performance periods. Each performance period begins on April 1, 2007 and ends on September 30th in each of the years 2008 through 2011. Awards that do not vest in the first four performance periods are eligible to vest, based on relative Total Stockholder Return performance at the 75th percentile and subject to limitations as to the maximum number of RSUs that may vest, on September 30, 2012. The following schedule applies to vesting at the end of each performance period:

Company TSR Compared to Peer TSR	% of RSUs Vesting

Below 25th Percentile	0.00%
At 25th Percentile	50.00%
Between 25th and 50th Percentile	Interpolate
At 50th Percentile	100.00%
Between 50th and 75th Percentile	Interpolate
At or Above 75th Percentile	150.00%

(10)	These shares will vest on October 14, 2011, subject to adjustment (0-225% of targeted amount shown) based on Company performance against pre-established metrics.

(11)	Reflects the remaining shares that will vest 30% of the original award on October 1, 2011 and 40% of the original award on October 1, 2012.

(12)	100% of these RSUs vest on June 30, 2014.

(13)	Each award vests, subject to a hold feature, 30% on October 1, 2011, 30% on October 1, 2012 and 40% on October 1, 2013.

(14)	100% of these RSUs vest on December 31, 2013.

(15)	These shares will vest on October 1, 2012, subject to adjustment (0-225% of targeted amount shown) based on Company performance against pre-established metrics.

(16)	5,250 of these RSUs vest on each of October 1, 2011 and October 1, 2012. 3,500 of these RSUs vest on October 1, 2013.

2010 Option Exercises and Stock Vested Table

The following table summarizes the exercise of stock options and the vesting of stock awards by each of the named executive officers during the fiscal year ended December 31, 2010:

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized	Number of Shares		Value Realized
	Exercise	on Exercise	Acquired on Vesting		on Vesting
Name	(#)	($)	(#)(1)		($)

David N. Weidman	—	—	118,051	(2)	$4,890,387
Steven M. Sterin	—	—	3,300		$106,755
Douglas M. Madden	—	—	17,484	(2)	$668,345
James S. Alder	—	—	17,868	(2)	$708,579
Jacquelyn H. Wolf	—	—	3,500		$113,225

(1)	Gross shares (not net of shares used for tax withholding).

(2)	Reflects the vesting of performance-vesting awards granted in 2007 and described below in the “Compensation Discussion and Analysis — 2004 Deferred Compensation Plan and 2007 Revised Deferred Compensation Plan.” Includes 107,251 shares issued to Mr. Weidman upon settlement of the award (of which 36,805 shares were used to pay taxes). Includes 10,284 shares issued to Mr. Madden upon settlement of the award (of which 2,802 shares were used to pay taxes). Includes 13,068 shares issued to Mr. Alder upon settlement of the award (of which 3,546 shares were used to pay taxes).

2004 Deferred Compensation Plan and 2007 Revised Deferred Compensation Plan

In December 2004 we adopted a deferred compensation plan for certain executive officers, including the named executive officers who were employed by the Company at such time. The plan was a non-equity based long-term incentive plan, providing time-vesting and performance-vesting compensation for certain executive officers and key employees. It was implemented during the period of time between the Blackstone acquisition of Celanese AG and our initial public offering. This plan was designed to reward our senior management for our successful pre-initial public offering organizational restructuring of the Company, to retain and compensate senior management for the loss of compensation programs previously provided by Celanese AG and to incentivize management to increase profitability and stockholder value in the future.

In March 2007, to ensure the retention of key employees following the end of the 2004 Deferred Compensation Plan, our compensation committee and board of directors approved a Revised Deferred Compensation Plan. Under this revised program, participants in the 2004 Deferred Compensation Plan were provided with an election to exchange their 2007-2009 potential payouts for a deferred cash compensation award in an amount equal to 90% of the maximum potential payout that would vest and become payable at the end of 2011 based solely on continued employment, rather than performance targets. The award is subject to periodic adjustments to reflect gains and losses, as applicable, on certain notional investment options available to each participant.

Each electing participant also received an award of performance-vesting RSUs, with an initial target value equal to 25 percent of the revised deferred cash compensation award. These performance-vesting RSUs vest based upon the Company’s Total Stockholder Return performance for the period April 1, 2007 through December 31, 2010. The performance period ended on December 31, 2010 and paid out at 86.64% of target according to the following schedule:

Company TSR Compared to Peer TSR	% of RSUs Vesting

Below 25th Percentile	0.00%
At 25th Percentile	66.67%
Between 25th and 50th Percentile	Interpolate
At 50th Percentile	83.33%
Between 50th and 75th Percentile	Interpolate
At or Above 75th Percentile	100.00%

Of our named executive officers, Messrs. Weidman, Madden and Alder were granted awards under the 2004 Deferred Compensation Plan. Mr. Sterin and Ms. Wolf joined the Company after our initial public offering and as a result did not receive an award under this plan. In March 2007, Messrs. Weidman, Madden and Alder elected to participate in the 2007 Revised Deferred Compensation Plan and forfeit their awards under the 2004 Deferred Compensation Plan.

2010 Pension Benefits Table

The following table summarizes the present value of the accumulated retirement benefits by each of the named executive officers as of the end of fiscal year ended December 31, 2010:

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)

David N. Weidman	Celanese Americas Retirement Pension Plan	10.333	410,975	—
	Celanese Americas Management Supplemental Pension Plan	10.000	3,406,935	—
Steven M. Sterin	Celanese Americas Retirement Pension Plan	7.6667	67,494	—
Douglas M. Madden	Celanese Americas Retirement Pension Plan	26.8333	855,224	—
	Celanese Americas Supplemental Retirement Pension Plan	26.8333	2,983,298	—
James S. Alder	Celanese Americas Retirement Pension Plan	36.9167	1,447,264	—
	Celanese Americas Supplemental Retirement Pension Plan	36.9167	7,624,938	—
Jacquelyn H. Wolf	Celanese Americas Retirement Pension Plan	1.0000	9,831	—

The present value amounts shown in the table above are the amount needed today that, with interest, would provide the named executive officer’s future retirement benefit. Assumptions used to determine the present value of benefits under the CAMSPP (defined below) and for benefits earned for employees hired prior to January 1, 2001 in the CARPP (defined below) are based on a 5.3% discount rate and mortality from the RP-2000 Mortality Table. Benefits earned for employees hired on or after January 1, 2001 in the CARPP are based on an assumed future interest crediting rate of 3.8% to age 65 and an interest only discount rate of 5.3%. Retirement in the CAMSPP is assumed to occur at age 60 and at age 65 in the CARPP.

Each of our retirement benefit plans identified in the table above is more fully described below.

Celanese Americas Retirement Pension Plan.  The Celanese Americas Retirement Pension Plan, or CARPP, is a tax-qualified defined benefit pension plan sponsored by Celanese Americas LLC, one of our wholly owned subsidiaries. This plan covers substantially all of our U.S. employees. The plan is subject to the provisions of ERISA. All of our named executive officers participated in this plan in 2010.

Non-union employees hired before January 1, 2001, with five or more years of service, as defined in the plan, are entitled to annual pension benefits beginning at normal retirement age (65) equal to the greater of (a) 1.33% of the employee’s final average earnings (salary and bonus) multiplied by the employee’s years of credited service, or (b) 1.67% of the employee’s final average earnings (salary and bonus) multiplied by the employee’s years of credited service minus 50% of the employee’s Social Security benefit multiplied by a fraction, the numerator of which is the employee’s years of credited service (to a maximum of 35 years) and the denominator of which is 35. The plan permits early retirement at ages 55-64. Employees may elect to receive their pension benefits in the form of a joint and survivor annuity, a life annuity, or a certain and life annuity. Employees vest in their benefit after completing five years of service with the Company, as defined in the plan. Employees who terminate before becoming vested forfeit their benefits. If a married employee dies after being fully vested in the plan, a death benefit will be payable to the surviving spouse. This plan formula applies to Messrs. Weidman, Madden and Alder.

Effective January 1, 2001, the plan began providing benefits for new employees, as defined by the plan, hired after December 31, 2000, based upon a different benefit formula (“Cash Balance Plan”). The Cash Balance Plan provides that for each plan year that employees work as defined, we credit 5% of the employee’s annual pensionable earnings (up to Internal Revenue Code limits) to a hypothetical plan account that has been established for each employee, and credit that account with interest. For a given year, the plan’s interest rate is the annual rate of interest on 30-year United States Treasury Securities for the August before the first day of that year. Effective January 1, 2008, employees vest in their accrued benefit after completing three years of service with us, as defined in the plan. If employees are vested when they leave the Company, they have the option to take their account balance with them, either in a lump-sum payment or as an annuity. Employees also have the choice to leave their account balance in the plan until the normal retirement age of 65. The amount of benefit depends on the employee’s pay, plan years worked and any interest earned on the Company contributions. Once vested, survivor benefits are applicable to married participants. Mr. Sterin and Ms. Wolf are covered under the Cash Balance Plan benefit formula.

Under the CARPP, if an employee’s employment with us is terminated as a result of a corporate reorganization, layoff or corporate restructuring including divestiture, that employee will receive an additional year of vesting service under the CARPP.

Celanese Americas Supplemental Retirement Pension Plan.  The Celanese Americas Supplemental Retirement Pension Plan, or CASRPP, is an unfunded, non-qualified “excess benefit plan” sponsored by Celanese Americas LLC, one of our wholly owned subsidiaries. The purpose of the plan, which is also subject to the provisions of ERISA, is to supplement the benefits payable to certain employees who are also participants in the Company’s qualified defined benefit plan (the CARPP). Similar to the CARPP, the CASRPP applies to non-union employees hired before January 1, 2001, with five or more years of service, as defined in the plan. The annual pension benefit formula and other plan rules are also the same as in the CARPP, as described above, except that the benefit amount under the CASRPP is not limited with respect to annual pensionable earnings. Mr. Madden and Mr. Alder are the only named executive officers that participated in this plan in 2010.

Celanese Americas Management Supplemental Pension Plan.  The Celanese Americas Management Supplemental Pension Plan, or CAMSPP, is an unfunded, nonqualified defined benefit plan. Mr. Weidman is the only named executive officer that participated in this plan in 2010.

The promised pension benefit becomes fully vested once the participant attains five years of Company service and is paid at age 60 or when the participant leaves the Company, whichever is later. The amount of the pension is calculated as the product of 1.8% times the number of qualifying years of service, and the pensionable income. In this calculation the number of qualifying years of service is limited to 30. Consequently, the maximum figure is 54% of the pensionable income. Qualifying years of service are all complete years of service spent in Celanese Corporation and its subsidiaries. The pension benefit is adjusted annually, based on the U.S. cost-of-living index.

The pensionable income is calculated as the sum of the average basic annual salary of the last three calendar years prior to retirement and the average annual bonus of the last three calendar years prior to retirement insofar as these are earned during qualifying years of service. The following are generally offset against this pension: (i) payments under all other qualified and non-qualified plans paid by us and our affiliates (excluding payments attributable to employee contributions) and (ii) social security pension benefits acquired during qualifying years of service at a rate of 50%.

In the event of an early disability, the pension benefit is paid for the duration of the disability. In determining the amount of the disability pension, qualifying years of service until age 60 are added to the qualifying years of service earned to date. The pension is not reduced on account of the early commencement of benefits. From the age of 60 onwards, the payment is continued at the same level as an old-age pension in case the disability persists. All other Celanese-financed benefits, if any, are offset against the disability pension.

In the event of death, the pension is to be paid to the spouse and unmarried dependents. The spouse’s benefit is 60% of the pension otherwise payable to the participant and continues until remarriage. An additional benefit of up to 20% of the pension otherwise payable is also payable with respect to children of the participant, which additional pension terminates when the children attain age 21 (or up until age 27 if they are still in school). These pension benefits are not reduced on account of early commencement of the pension. All other Celanese-financed benefits, if any, are offset against the survivors’ pension.

2010 Nonqualified Deferred Compensation Table

The following table contains certain information concerning benefits under nonqualified deferred compensation plans.

		Executive	Registrant	Aggregate	Aggregate		Aggregate
		Contributions	Contributions	Earnings	Withdrawals/		Balance
		in Last FY	in Last FY	in Last FY	Distributions		at Last FYE
Name	Plan Name	($)	($)(1)	($)	($)		($)

David N. Weidman	Celanese Americas Supplemental Retirement Savings Plan	—	34,480	2,783	—		287,831
	2007 Revised Deferred Compensation Plan	—	—	953,719	18,497,466	(2)	—
Steven M. Sterin	n/a	—	—	—	—		—
Douglas M. Madden	Celanese Americas Supplemental Retirement Savings Plan	—	13,038	621	—		65,449
	2007 Revised Deferred Compensation Plan	—	—	91,493	1,774,507	(3)	—
James S. Alder	Celanese Americas Supplemental Retirement Savings Plan	—	9,221	335	—		35,746
	2007 Revised Deferred Compensation Plan	—		116,249	2,254,668	(4)	—
Jacquelyn H. Wolf	n/a	—	—	—	—		—

(1)	This amount is reported in the 2010 Summary Compensation Table.

(2)	$17,543,747 of this amount has been reported in the 2010 or prior years’ Summary Compensation Table.

(3)	$1,592,446 of this amount has been reported in the 2010 or prior years’ Summary Compensation Table.

(4)	$1,925,118 of this amount has been reported in the 2010 or prior years’ Summary Compensation Table.

The Celanese Americas Supplemental Retirement Savings Plan, or the CASRSP, is an unfunded, nonqualified defined contribution plan that is available only to persons employed by Celanese prior to January 1, 2001. If a participant has received a maximum Company contribution to the CARSP, he or she is entitled to an allocation under this plan equal to 5% of his or her salary in excess of the compensation limits under the CARSP. The amount contributed to the plan on behalf of a participant is credited with earnings based on the earnings rate of the Stable Value Fund (a fund primarily invested in debt instruments), which is a fund maintained for investments under the CARSP. The annualized rate of return for 2010 was 1.0%. Distributions under this plan are in the form of a lump sum payment which is paid as soon as administratively practicable after termination of employment. Messrs. Weidman, Madden and Alder are the only named executive officers that participated in this plan in 2010.

The 2007 Revised Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan under which certain of our senior employees were provided an election to relinquish their 2007-2009 payments under the 2004 Deferred Compensation Plan in exchange for a future payment equal to 90% of the maximum potential payout under the 2004 Deferred Compensation Plan plus or minus certain amounts based upon the performance of certain notional investment options selected by the participant. The annualized rate of return for 2010 was 5.4%. Messrs. Weidman, Madden and Alder were the only named executive officers that participated in this plan in 2010. On December 31, 2010, the cash balance of each participant’s 2007 Revised Deferred Compensation Plan vested and was paid to such participants as indicated in the table above.

The 2008 Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan that allows certain of our senior employees and directors the opportunity to defer a portion of their compensation in exchange for a future payment amount equal to their deferments plus or minus certain amounts based upon the market performance of specified measurement funds selected by the participant. No named executive officer participated in this plan in 2010.

Potential Payments Upon Termination or Change In Control

The particular events that trigger payments to our named executive officers are generally defined in our severance policy and the individual executives’ change-in-control agreements, deferred compensation agreements, stock option agreements or RSU agreements. The compensation committee believes that the primary benefits to the Company of employment agreements are the non-competition and non-solicitation provisions found therein. In order to achieve the benefit of these provisions without incurring the generally negative obligations associated with employment agreements, the compensation committee decided to offer a more limited change-in-control agreement to each executive officer. However, the deferred compensation agreements and stock option agreements are still effective and provide for some potential payments upon termination and change in control as described in the tables below.

Severance Policy

Our Executive Severance Benefits Plan (“Severance Plan”) applies to employees that are at certain salary levels, including all of our executive officers but excluding the chief executive officer, and provides, upon the involuntary termination without cause of an executive or upon the resignation of an executive with good reason, for the payment of (i) one year’s base salary; (ii) one year’s annual performance bonus award (based upon target Company performance and a 1.0 individual modifier); and (iii) a pro rata portion of the annual performance bonus award for the year in which the termination occurs (based upon actual Company performance and a 1.0 individual modifier). The Severance Plan also provides for the payment of premiums for post-termination health insurance coverage (“COBRA premiums”) for a period of one year from the date of termination. As a condition to the receipt of any benefits under the Severance Plan, an executive must agree to standard release, non-compete, non-solicitation, and confidentiality provisions. In addition, the Severance Plan provides that the vesting of long-term incentive grants of stock options, restricted stock units, and cash upon termination without cause will be governed by the terms of the applicable award agreements. Executives who are involuntarily terminated for any other reason (e.g., death, disability, retirement, termination for cause), or who voluntarily terminate or retire without good reason, are not eligible to receive severance benefits under the Severance Plan.

Change in Control Agreements

We have entered into change in control agreements with each of our named executive officers. The change in control agreements provide for a payment to be made to these officers following a termination of employment by the Company without “cause” or by the executive officer with “good reason” within two years following a “change in control” or following the first public announcement of a potential change in control transaction, provided certain conditions are satisfied. Generally, the change in control agreements provide for each executive officer to receive:

•	a lump sum payment equal to two times the sum of:

(i) the executive officer’s then current annualized base salary, and

(ii) the higher of (a) the executive officer’s target bonus in effect on the last day of the fiscal year that ended immediately prior to the year in which the date of termination occurs, or (b) the average of the cash bonuses paid by the Company to the executive officer for the three fiscal years preceding the date of termination; and

•	group health and dental coverage for the executive officer and his or her dependents for a period of two years following the date of termination.

In addition, all of the named executive officers’ change in control agreements, other than Ms. Wolf’s, provide that under certain circumstances such executive officer may receive a tax reimbursement payment not to exceed $4 million, in the case of Mr. Weidman, or $2 million, in the case of Messrs. Sterin, Madden and Alder. The Company’s current form of change in control agreement, which was executed by Ms. Wolf, does not contain provisions for a tax reimbursement payment. Each change in control agreement has a two-year term that is automatically renewed for successive two-year terms unless 90 days’ notice of non-renewal is given by either party to the agreement.

For purposes of the change in control agreements:

“cause” generally means (i) a willful failure to perform one’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company of such failure; (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude; (iii) willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its Affiliates; (iv) any act of fraud; (v) any material violation of the Company’s code of conduct; (vi) any material violation of the Company’s policies concerning harassment or discrimination; (vii) conduct that causes material harm to the business reputation of the Company or its Affiliates; or (viii) breach of the confidentiality, non-competition, or non-solicitation provisions of the change in control agreement.

“good reason” generally means (i) a material diminution in base salary or annual bonus opportunity; (ii) a material diminution in authority, duties, or responsibilities (including status, offices, titles and reporting requirements); (iii) a material change in the geographic location; (iv) the failure of the Company to pay compensation or benefits when due, or (v) any other action or inaction that constitutes a material breach by the Company of the change in control agreement.

“change in control” generally means any one of the following events: (a) any person becoming the beneficial owner of thirty percent (30%) or more of Company’s voting securities (other than as a result of certain issuances or open market purchases approved by incumbent directors); (b) the Company’s incumbent directors ceasing to constitute at least a majority of the board of directors; (c) the stockholders of the Company approving a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction, or the sale or other disposition of all or substantially all of the Company’s assets, unless immediately following such transaction, (i) all or substantially all of the beneficial owners of the Company’s voting securities prior to such transaction are the beneficial owners of more than 50% of the combined voting power of the securities of the surviving entity in the transaction, (ii) no person is the beneficial owner of 30% or more of the combined voting power of the surviving entity in the transaction and (iii) at least a majority of the members of the board of directors of the surviving entity are incumbent directors; or (d) approval by the Company’s stockholders of a complete liquidation and dissolution of the Company. The preceding was a summary of the definition of a change in control, so please refer to actual text of the definition as set forth in the change in control agreements. Please also note that, if in any circumstance in which the foregoing definition would be operative and with respect to which the income tax under Section 409A of the Code would apply, or be imposed, but where such tax would not apply or be imposed if the meaning of the term “change in control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “change in control” herein shall mean, but only for the transaction so affected, a “change in control event” within the meaning of Treas. Reg. § 1.409A — 3(i)(5).

Equity Awards

The award agreements under which the long-term cash, stock option and RSU equity awards were issued describe the circumstances under which the awards will vest, if earlier than the stated date. Upon the death or disability of an executive, a pro rata portion of the award will generally vest. Upon a termination of an executive without cause a similar pro rata portion of the award will vest. Unvested awards are forfeited upon a termination with cause or voluntary resignation. In the case of a change in control, all awards granted since 2008 are “double trigger” — if a change in control occurs, the award is continued or replaced with an award of comparable value, and the executive is subsequently terminated, then the portion of the award that was unvested at the time of termination will be accelerated. If in connection with the change in control the executive’s rights in the award are adversely affected (i.e., such as by the award not being continued) and the award is not replaced with an award of comparable value, then the unvested portion of the award would be accelerated upon the change in control. Performance awards would vest at target level if otherwise payable upon a change in control.

Post-Termination Table

The table below shows an estimate of the amount of additional compensation that each of our named executive officers would receive in the event of a termination or change in control, taking into consideration the circumstances of the termination and payments that the named executive officer would be entitled to under the various agreements described above. The amounts shown are generally categorized as follows: voluntary termination or termination for cause; involuntary termination without cause or by the executive for good reason; termination due to death or disability; and change in control (with and without termination). The amounts shown assume that such termination was effective as of December 31, 2010. As of such date, the closing price of our Common Stock was $41.17 per share.

The table below includes additional benefits triggered by a termination and change of control only. Please see the following tables for details of the named executives’ vested payments and benefits that they would be entitled to receive regardless of the occurrence of a termination or change of control:

•	For Stock Options — See Outstanding Equity Awards at Fiscal Year 2010 End Table

•	For Pension Benefits — See 2010 Pension Benefits Table

•	For Nonqualified Deferred Compensation — See 2010 Nonqualified Deferred Compensation Table

The actual amounts that will be paid upon termination can only be determined at the time of the executive’s termination from the Company. The following table shows the potential payments to our named executive officers, upon termination or change in control.

	Termination of Employment							Change in Control
			Involuntarily
	Voluntarily or	Good	without					Without	With
	for Cause	Reason	Cause	Death		Disability		Termination	Termination
David N. Weidman

Cash Payments
Severance Payment(1)	$—	$—	$—	$—		$—		$—	$4,366,432
Long-Term Cash Incentive Awards(2)	—	—	105,882	105,882		105,882		400,000	400,000
Equity Value
Stock Options(2)	—	—	78,674	78,674		78,674		604,126	604,126
Time-vesting RSUs(2)	—	—	489,923	489,923		489,923		1,037,484	1,037,484
Performance-vesting RSUs(3)	—	—	7,404,877	7,404,877		7,404,877		16,657,382	16,657,382
Benefits & Perquisites
Excise Tax Gross-Up(4)	—	—	—	—		—		—	—
Celanese Americas Management Supplemental Pension Plan	—	—	—	$47,407	(5)	$158,022	(6)	—	—
Welfare Benefits Continuation(7)	—	—	—	—		—		—	25,415
Outplacement Services(8)	—	16,200	16,200	—		—		—	—

Total	$—	$16,200	$8,095,556	$8,126,763		$8,237,378		$18,698,992	$23,090,839

Steven M. Sterin

Cash Payments
Severance Payment(1)	$—	$1,319,494	$1,319,494	$—		$—		$—	$1,622,772
Long-Term Cash Incentive Awards(2)	—	—	190,588	190,588		190,588		720,000	720,000
Equity Value
Stock Options(2)	—	526,500	541,820	541,820		541,820		656,982	656,982
Time-vesting RSUs(2)	—	—	293,748	293,748		293,748		1,127,893	1,127,893
Performance-vesting RSUs(3)	—	107,207	661,931	661,931		661,931		1,648,653	1,648,653
Benefits & Perquisites
Excise Tax Gross-Up(4)	—	—	—	—		—		—	1,329,149
Welfare Benefits Continuation(7)	—	18,434	18,434	—		—		—	36,869
Outplacement Services(8)	—	16,200	16,200	—		—		—	—

Total	$—	$1,987,835	$3,042,215	$1,688,087		$1,688,087		$4,153,528	$7,142,318

	Termination of Employment					Change in Control
			Involuntarily
	Voluntarily or	Good	without			Without	With
	for Cause	Reason	Cause	Death	Disability	Termination	Termination
Douglas M. Madden

Cash Payments
Severance Payment(1)	$—	$1,871,948	$1,871,948	$—	$—	$—	$2,271,853
Long-Term Cash Incentive Awards(2)	—	—	103,235	103,235	103,235	390,000	390,000
Equity Value
Stock Options(2)	—	—	26,231	26,231	26,231	201,405	201,405
Time-vesting RSUs(2)	—	—	541,468	541,468	541,468	1,825,066	1,825,066
Performance-vesting RSUs(3)	—	124,539	1,109,120	1,109,120	1,109,120	2,914,671	2,914,671
Benefits & Perquisites
Excise Tax Gross-Up(4)	—	—	—	—	—	—	—
Welfare Benefits Continuation(7)	—	7,942	7,942	—	—	—	15,884
Outplacement Services(8)	—	16,200	16,200	—	—	—	—

Total	$—	$2,020,629	$3,676,144	$1,780,054	$1,780,054	$5,331,142	$7,618,879

James S. Alder

Cash Payments
Severance Payment(1)	$—	$1,244,304	$1,244,304	$—	$—	$—	$1,842,840
Long-Term Cash Incentive Awards(2)	—	—	79,411	79,411	79,411	300,000	300,000
Equity Value
Stock Options(2)	—	—	21,874	21,874	21,874	167,845	167,845
Time-vesting RSUs(2)	—	—	271,516	271,516	271,516	829,370	829,370
Performance-vesting RSUs(3)	—	—	725,415	725,415	725,415	2,082,790	2,082,790
Benefits & Perquisites
Excise Tax Gross-Up(4)	—	—	—	—	—	—	—
Welfare Benefits Continuation(7)	—	11,521	11,521	—	—	—	23,043
Outplacement Services(8)	—	16,200	16,200	—	—	—	—

Total	$—	$1,272,025	$2,370,241	$1,098,216	$1,098,216	$3,380,005	$5,245,888

Jacquelyn H. Wolf

Cash Payments
Severance Payment(1)	$—	$984,864	$984,864	$—	$—	$—	$1,360,000
Equity Value
Stock Options(2)	—	—	92,217	92,217	92,217	282,663	282,663
Time-vesting RSUs(2)	—	—	253,443	253,443	253,443	742,089	742,089
Performance-vesting RSUs(3)	—	—	103,584	103,584	103,584	640,194	640,194
Benefits & Perquisites
Welfare Benefits Continuation(7)	—	10,369	10,369	—	—	—	20,739
Outplacement Services(8)	—	16,200	16,200	—	—	—	—
Reduction in Payments(9)	—	—	—	—	—	—	(833,620)

Total	$—	$1,011,433	$1,460,677	$449,244	$449,244	$1,664,946	$2,212,065

(1)	Paid pursuant to our Severance Plan and change in control agreements, as applicable and discussed above. Mr. Weidman, as our chief executive officer, is not eligible to participate in the Severance Plan.

(2)	Long-term cash incentive awards, stock options granted after 2007 and time-vesting RSUs vest in full upon a change in control if the award is adversely affected and is not replaced with an award of equivalent economic value. The numbers presented in the change in control scenarios assume that the awards are adversely affected and not replaced with an award of equivalent economic value. To the extent the awards are replaced with awards of equivalent economic value and the executive remained employed following a change in control, the numbers shown in the Change in Control — Without Termination column above would be zero for Messrs. Weidman, Madden, and Alder and Ms. Wolf and would be reduced for Mr. Sterin.

In the event of other eligible termination events, a prorated amount will vest based on the portion of the service period that has lapsed. With respect to certain stock options held by Mr. Sterin that were granted prior to 2010, such stock options generally become vested and exercisable as to the shares of our Common Stock subject to such options that would have otherwise vested and become exercisable during the 12 months following the termination. For all stock options, the value shown represents the in-the-money value of unvested stock options that become vested upon the stated event assuming exercise of the stock options on December 31, 2010, at a closing market price of $41.17 per share of our Common Stock.

(3)	Upon a change in control, performance-vesting RSUs granted after 2007 vest in full at target levels if the award is adversely affected and is not replaced with an award of equivalent economic value. The numbers presented in the change in control scenarios assume that the awards are adversely affected and not replaced with an award of equivalent economic value. To the extent the awards are replaced with awards of equivalent economic value and the executive remained employed following a change in control, the numbers shown in the Change in Control — Without Termination column above would be zero for Mr. Weidman, Mr. Alder and Ms. Wolf and would be reduced for Mr. Sterin and Mr. Madden.

In the event of other eligible termination events, a prorated amount will vest subject to actual performance. This table assumes performance at target levels.

(4)	Represents the excise tax gross-up required to make the executive whole after payment of the excise tax imposed under Section 4999 of the Code. This benefit is paid by us under such executive’s change in control agreement, subject to the cut-back and other limitations thereon.

(5)	In the event of death, Mr. Weidman’s spouse and children would be entitled to receive an enhanced annual pension benefit of $47,407. All other Celanese-financed benefits are offset against the survivor pension. See discussion of Celanese Americas Management Supplemental Pension Plan in the “2010 Pension Benefits Table” for further details.

(6)	In the event of disability, Mr. Weidman would be entitled to receive an enhanced annual pension benefit of $158,022. All other Celanese-financed benefits are offset against the disability pension. See discussion of Celanese Americas Management Supplemental Pension Plan in the “2010 Pension Benefits Table” for further details.

(7)	Represents reimbursement of premiums for two years of medical and dental coverage continuation upon a change in control, and, other than for Mr. Weidman, for the payment of COBRA premiums for a period of one year from the date of termination under our Executive Severance Benefits Plan, each based on 2010 rates.

(8)	Upon termination by the Company without cause or by the executive for good reason, each executive is entitled to up to $16,200 in outplacement services.

(9)	In the event that any of the payments due to Ms. Wolf are subject to the excise tax imposed by Section 4999 of the Code, the payments are to be reduced or eliminated such that none of the payments are subject to such excise tax.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transaction Policies and Procedures

The board of directors of the Company has adopted a written policy that all “interested transactions” with “related parties” are subject to approval or ratification in accordance with the procedures set forth in the Company’s Related Party Transaction Policies and Procedures (the “Related Party Transaction Policy”). An interested transaction is a transaction or relationship in which the aggregate amount involved may be expected to exceed $120,000 since the beginning of the Company’s last fiscal year, the Company or any of its subsidiaries is a participant, and any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of an equity interest in another entity). A related party is any person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director; a greater than 5 percent beneficial owner of the Company’s Common Stock; or an immediate family member of any of these persons.

The audit committee reviews the material facts of all interested transactions that require the audit committee’s approval and either approves or disapproves of the entry into the interested transaction. In determining whether to approve or ratify an interested transaction, the audit committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

The audit committee has considered certain limited types of interested transactions with related persons that meet specified criteria that may arise and determined that each of them is deemed to be pre-approved under the terms of the Related Party Transaction Policy, including transactions with companies and charitable contributions to organizations at which a related party’s relationship is as an employee, if the amount of the transaction or contribution generally is less than the greater of $1,000,000, or 1% of the organization’s total annual revenues, and transactions involving competitive bids, regulated transactions and routine banking services. In addition, the audit committee has delegated to the Chair of the audit committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $2,000,000. In connection with regularly scheduled meetings of the audit committee, the Company provides the audit committee for its review a summary of each new interested transaction that has been deemed to be pre-approved pursuant to the Related Party Transaction Policy or that was pre-approved by the Chair of the audit committee. No director may participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director is to provide all material information concerning the interested transaction to the audit committee.

In the normal course of business, the Company has had transactions with other corporations where certain directors are executive officers. During fiscal year 2010, none of such transactions were material in amount as to the Company and the only transactions that constituted an “interested transaction” under the Company’s Related Party Transaction Policy are as set forth below.

•	Mark C. Rohr, a director of the Company, is Chairman of the Board, President and Chief Executive Officer of Albemarle Corporation (“Albemarle”). During fiscal 2010, the Company paid Albemarle approximately $14,000 and Albemarle paid the Company approximately $1.3 million for certain products and/or services. These transactions were pre-approved under the terms of the Related Party Transaction Policy.

STOCK OWNERSHIP INFORMATION

Principal Stockholders and Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Stock of the Company as of February 23, 2011, by (i) each person known to own beneficially more than 5% of Common Stock of the Company; (ii) each of the Company’s directors; (iii) each of the Company’s named executive officers; and (iv) all directors and executive officers as a group.

The number of shares and percentage of beneficial ownership set forth below are based on shares of Common Stock of the Company issued and outstanding. As of February 23, 2011, the number of shares of Common Stock outstanding was 156,037,896.

	Amount and Nature of Beneficial Ownership of Common Stock*
				Total
			Rights to	Common	Percentage of
	Common Stock		Acquire	Stock	Common Stock
	Beneficially		Shares of	Beneficially	Beneficially
Name of Beneficial Owner and Investment Power	Owned(1)		Stock(2)	Owned	Owned(3)

FMR LLC(4)	16,928,366		—	16,928,366	10.8
Columbia Management Investment Advisers, LLC(5)	9,019,038		—	9,019,038	5.8
Blackrock, Inc.(6)	8,793,927		—	8,793,927	5.6
Capital Research Global Investors(7)	7,985,000		—	7,985,000	5.1
David N. Weidman(8)	298,423		3,149,075	3,447,498	2.2
Steven M. Sterin(8)	6,234	(9)	102,500	108,734	**
Douglas M. Madden(8)	77,697	(9)	156,775	234,472	**
James S. Alder(8)	89,513		134,055	223,568	**
Jacquelyn H. Wolf(8)	2,224		6,000	8,224	**
James E. Barlett(8)	18,289		27,187	45,476	**
David F. Hoffmeister(8)	9,691		27,565	37,256	**
Martin G. McGuinn(8)	59,691		27,565	87,256	**
Paul H. O’Neill(8)	25,461		27,187	52,648	**
Mark C. Rohr(8)	25,691		21,315	47,006	**
Daniel S. Sanders(8)	36,536		27,187	63,723	**
Farah M. Walters(8)	20,288		21,315	41,603	**
John K. Wulff(8)	35,161		27,565	62,726	**
All Directors and executive officers as a group (17 persons)	844,971	(9)	3,978,411	4,823,382	3.0

*	This chart reflects rights to acquire shares of Common Stock within 60 days of February 23, 2011.

**	Less than 1 percent of shares of Common Stock outstanding.

(1)	Includes shares for which the named person has sole or shared voting and investment power. Does not include shares that may be acquired through exercise of options or restricted stock units or other rights to acquire shares. Includes units in stock denominated deferred compensation plan investments as follows: Mr. O’Neill — 21,863 equivalent shares; Mr. Sanders — 5,863 equivalent shares; Ms. Walters — 7,116 equivalent shares; and Mr. Wulff — 9,785 equivalent shares.

(2)	Includes shares of Common Stock issuable upon (i) the exercise of options, granted under the 2004 stock incentive plan and the 2009 GIP, that have vested or will vest on or before April 24, 2011 and (ii) the vesting of restricted stock units, granted under the 2004 stock incentive plan and the 2009 GIP, between February 23, 2011 and April 24, 2011.

(3)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The calculation of this percentage assumes for each person: (i) shares of Common Stock are issued and outstanding as of February 23, 2011; (ii) the acquisition by such person of all shares that may be acquired upon the exercise of options to purchase shares that have vested or will vest by April 24, 2011; and (iii) the acquisition by such person of all shares that may be acquired upon the vesting of restricted stock units between February 23, 2011 and April 24, 2011.

(4)	On February 16, 2011, FMR LLC and Edward C. Johnson each reported beneficial ownership of 16,928,366 shares as of December 31, 2010 with sole dispositive power of 16,928,366 shares. FMR LLC also reported sole voting power of 1,026,417 shares. The address of these reporting persons is 82 Devonshire Street, Boston, MA 02109.

(5)	On February 11, 2011, Columbia Management Investment Advisers, LLC and its parent company, Ameriprise Financial, Inc. reported beneficial ownership of 9,019,038 shares of Common Stock, with shares dispositive power of 9,019,038 shares and shared voting power of 8,642,671 shares. The address of Columbia Management Investment Advisers, LLC is 100 Federal Street, Boston, MA 02110, and the address of Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(6)	On January 21, 2011, Blackrock, Inc. and certain of its subsidiaries reported beneficial ownership of 8,793,927 shares of Common Stock, with sole voting and dispositive power of all such shares. The address of these reporting persons is 42 East 52nd Street, New York, NY 10022.

(7)	On February 9, 2011, Capital Research Global Investors, a division of Capital Research and Management Company, reported beneficial ownership of 7,985,000 shares of Common Stock, with sole voting and dispositive power of all; of these shares. The address of these reporting persons is 333 South Hope Street, Los Angeles, CA 90071.

(8)	The address for each of Messrs. Weidman, Madden, Sterin, Alder, Barlett, Hoffmeister, McGuinn, O’Neill, Rohr, Sanders and Wulff, and Ms. Wolf and Ms. Walters is c/o Celanese Corporation, 1601 West Lyndon B. Johnson Freeway, Dallas, TX 75234.

(9)	Includes beneficial ownership of Common Stock by Steven M. Sterin of 1,020 equivalent shares, by Douglas M. Madden of 506 equivalent shares, and other executive officers of an aggregate of 1,190 equivalent shares in the Celanese Americas Retirement Savings Plan Stock Fund as of February 23, 2011. These individuals have the ability to direct the voting of the Company’s Common Stock underlying these equivalent shares and the ability to change their investment options at any time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file with the SEC reports of their ownership and changes in their ownership of Common Stock. We received written representations from each such person that no Form 5 was due for 2010. To the best of our knowledge, in 2010, we believe that all required forms were filed on time with the SEC, with the following exceptions:

•	The Company filed one Form 4 late on behalf of Christopher W. Jensen, our Senior Vice President, Finance and Treasurer, related to the acquisition of dividend equivalent rights on a previously reported equity grant.

•	The Company filed one Form 4 late on behalf of each of Paul H. O’Neill, Daniel S. Sanders, Farah M. Walters and John K. Wulff related to the acquisition of phantom stock under the 2008 Deferred Compensation Plan in connection with a dividend payment.

OTHER MATTERS

As of the date of this Proxy Statement, our management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of stockholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors, or, in the absence of such a recommendation, in accordance with the judgment of the Proxyholders.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (other than the exhibits thereto) is included in our 2010 Annual Report to Stockholders. Any stockholder who would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 may obtain one, without charge, by addressing a request to:

Corporate Secretary
Celanese Corporation
1601 West Lyndon B. Johnson Freeway
Dallas, Texas 75234

The Company’s copying costs will be charged if copies of exhibits to the Form 10-K are requested. You may also obtain a copy of the Form 10-K, including exhibits, in the investor section of our website, www.celanese.com.

On behalf of the Board of Directors of
Celanese Corporation

Gjon N. Nivica, Jr.
Senior Vice President, General Counsel
and Corporate Secretary
March 10, 2011

Exhibit A
Non-GAAP Financial Measure

Explanation of Operating EBITDA

This Proxy Statement contains information regarding Operating EBITDA, which is a non-GAAP financial measure used by the Company. Operating EBITDA is defined by the Company as net earnings plus loss (earnings) from discontinued operations, interest income and expense, taxes, and depreciation and amortization, and further adjusted for other charges and other adjustments. We use Operating EBITDA because we consider it an important supplemental measure of our operations and financial performance. We believe that Operating EBITDA provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Operating EBITDA is one of the measures management uses for our planning and budgeting process to monitor and evaluate financial and operating results and for our annual performance bonus and long-term equity incentive compensation plans.

This measure is not recognized in U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for Operating EBITDA is net earnings.

Reconciliation of consolidated Operating EBITDA to net earnings (loss) — Unaudited

	Twelve Months Ended December 31,
(in $ millions)	2010	2009
		As Adjusted(3)

Net earnings (loss) attributable to Celanese Corporation	377	498
(Earnings) loss from discontinued operations	49	(4)
Interest income	(7)	(8)
Interest expense	204	207
Refinancing expense	16	—
Income tax provision (benefit)	112	(243)
Depreciation and amortization expense(2)	258	290
Other charges (gains), net(1)	46	136
Other adjustments(1)	67	(19)

Operating EBITDA	1,122	857

(1)	Information about Other charges and Other adjustments is included in Table 7 of the Company’s press release dated February 1, 2011 available on the investor section of our website at www.celanese.com and is also available as Exhibit 99.1 to our Form 8-K filed with the SEC on February 1, 2011.

(2)	Excludes accelerated depreciation and amortization associated with plant closures included in Other adjustments.

(3)	The Company’s Ibn Sina investment is now included in the Advanced Engineered Materials segment using the equity method of accounting. These results were previously reported in the Acetyl Intermediates segment using the cost method of accounting. Amounts have been retrospectively adjusted to reflect these changes.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting CELANESE CORPORATION instruction form. 1601 W. LBJ FREEWAY DALLAS, TX 75234ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M31031-P08214-Z54910KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY CELANESE CORPORATION The Board of Directors recommends you vote FOR the following: 1.Election of Directors For Against Abstain Nominees: 1a. Martin G. McGuinn00 0 1b. Daniel S. Sanders00 0 1c. John K. Wulff00 0 The Board of Directors recommends you vote FOR the following proposal:For Against Abstain 2.To approve an advisory vote on executive compensation.0 0 0 The Board of Directors recommends you vote 1 year on the following proposal:1 Year 2 Years 3 Years Abstain 3.To designate the frequency of periodic advisory votes on executive compensation.00 0 0 The Board of Directors recommends you vote FOR the following proposal:For Against Abstain 4.To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.0 0 0 NOTE: In their discretion the Proxyholders are authorized to vote on such other matters as may properly be brought before the meeting in accordance with the provisions of the Company’s Third Amended and Restated By-Laws. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

CELANESE CORPORATION 1601 West Lyndon B. Johnson Freeway Dallas, Texas 75234 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS Date:April 21, 2011 Time:7:30 a.m., Central Daylight Time Place:The Crescent Club, 200 Crescent Court — 17th Floor Dallas, Texas 75201 Record Date:You are entitled to attend the Annual Meeting and can vote if you were a Stockholder of record as of the close of business on February 23, 2011. Date of Mailing:This Notice and the Proxy Statement are first being mailed to stockholders on or about March 10, 2011. Our Proxy Statement follows. Financial and other information about Celanese Corporation is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com. M31032-P08214-Z54910 CELANESE CORPORATION 1601 West Lyndon B. Johnson Freeway Dallas, Texas 75234 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby constitutes and appoints Steven M. Sterin and James R. Peacock III, and each of them (collectively, the “Proxyholders”), his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of CELANESE CORPORATION to be held on Thursday, April 21, 2011 at 7:30 a.m. (CDT) at The Crescent Club, 200 Crescent Court — 17th Floor, Dallas, Texas 75201 and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxyholders cannot vote the shares unless you sign and return this card. If you are a participant in the Celanese Americas Retirement Savings Plan (the “Plan”) this card also constitutes voting instructions to the trustee for any shares held on your behalf under the Plan. The trustee will vote the shares as instructed. Your voting instructions must be received by April 15, 2011 to allow sufficient time for the trustee to vote the shares. If no voting instructions are provided, the trustee will vote the shares in the same proportion as shares to which voting instructions have been received, unless contrary to ERISA. (Continued and to be signed on reverse side)